UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MARVELL TECHNOLOGY GROUP LTD.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MARVELL TECHNOLOGY GROUP LTD.

May 19, 2014

Dear Fellow Shareholders:

You are cordially invited to attend the 2014 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, scheduled to be held at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, California 95054, on Tuesday, July 1, 2014 at 4:00 p.m. Pacific time.

As described in the accompanying notice of annual general meeting of shareholders and proxy statement, shareholders will be asked to (1) vote on the election of five directors, each for a term of one year or until their respective successors are duly elected; (2) conduct an advisory (non-binding) vote to approve named executive officer compensation; and (3) re-appoint PricewaterhouseCoopers LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 31, 2015. Our chairman of the board and chief executive officer, other executive officers and representatives of PricewaterhouseCoopers are expected to be present at the annual general meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

In accordance with rules adopted by the U.S. Securities and Exchange Commission, we are pleased to furnish our proxy materials to shareholders over the Internet rather than in paper form. We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and our carbon footprint.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the annual general meeting, please submit your proxy as soon as possible. On or about May 20, 2014, we expect to mail our shareholders a notice containing instructions on how to access our proxy materials and submit their proxy electronically over the Internet. The notice includes instructions on how you can request and receive a paper copy of the proxy materials, including the notice of the annual general meeting, proxy statement and proxy card, and the annual report on form 10-K. If you receive proxy materials by mail, the notice of the annual general meeting, proxy statement and proxy card, and the annual report on form 10-K from our board of directors will be enclosed. If you receive proxy materials by e-mail, the e-mail will contain voting instructions and links to our proxy materials on the Internet.

All shareholders of record on May 2, 2014 are invited to attend the annual general meeting. Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the record date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the meeting.

On behalf of our board of directors and all of our employees, I wish to thank you for your continued support.

Sincerely,

/s/ Dr. Sehat Sutardja

DR. SEHAT SUTARDJA

Chairman of the Board

and Chief Executive Officer

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On July 1, 2014

The 2014 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, is scheduled to be held on July 1, 2014, at 4:00 p.m. Pacific time. The annual general meeting of shareholders (the “annual general meeting”) will take place at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, California 95054.

The purposes of the annual general meeting are:

1. To elect five directors, who will hold office for a one-year term until the 2015 annual general meeting of shareholders or until their respective successors are duly elected;

2. To conduct an advisory (non-binding) vote to approve named executive officer compensation; and

3. To re-appoint PricewaterhouseCoopers LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 31, 2015.

In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

We will also lay before the meeting our audited financial statements for the fiscal year ended February 1, 2014 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended, and our Third Amended and Restated Bye-Laws.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual general meeting. None of the proposals requires the approval of any other proposal to become effective.

We have established the close of business on May 2, 2014 as the record date for determining those shareholders entitled to notice of and to vote at the annual general meeting or any adjournment or postponement thereof. Only holders of common shares, par value $0.002 per share, as of the record date are entitled to notice of and to vote at the annual general meeting and any adjournment or postponement thereof. Execution of a proxy will not in any way affect your right to attend the annual general meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised. If you attend the annual general meeting and vote in person, your proxy will not be used.

Your board of directors recommends that you vote FOR the board’s nominees for directors, FOR the approval of our named executive officer compensation and FOR the approval of our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm.

Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the annual general meeting in person, it is important that your shares be represented and voted at the annual general meeting. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by mail, e-mail or that are provided via the Internet.

This notice incorporates the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Dr. Sehat Sutardja

DR. SEHAT SUTARDJA

Chairman of the Board of Directors,

Chief Executive Officer

Santa Clara, California

May 19, 2014

Page
Introduction	1

Information Regarding the Annual General Meeting	1

Questions and Answers About our Annual General Meeting	2

Presentation of Financial Statements	7

Proposal No. 1: Election of Directors	8

Board of Directors and Committees of the Board	9

Executive Compensation Committee Interlocks and Insider Participation	20

Executive Compensation	21

Security Ownership of Certain Beneficial Owners and Management	44

Related Party Transactions	47

Report of the Audit Committee	49

Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation	50

Proposal No. 3: Re-Appointment of Auditors and Independent Registered Public Accounting Firm, and Authorization of the Audit Committee to Fix Remuneration	52

Information Concerning Independent Registered Public Accounting Firm	52

Future Shareholder Proposals and Nominations for the 2015 Annual General Meeting	54

Section 16(a) Beneficial Ownership Reporting Compliance	54

Householding — Shareholders Sharing the Same Last Name and Address	55

Other Matters	56

Annual Report on Form 10-K	56

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

July 1, 2014

INTRODUCTION

This proxy statement and the accompanying proxy materials are being furnished in connection with the solicitation by the board of directors of Marvell Technology Group Ltd., a Bermuda company, of proxies for use at our 2014 annual general meeting of shareholders (referred to herein as the “annual general meeting” or the “meeting”) scheduled to be held at 4:00 p.m. Pacific time on July 1, 2014 at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, California 95054.

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement has information about the meeting and was prepared by our management at the direction of the board of directors of Marvell Technology Group Ltd. This proxy statement is being made available on or about May 20, 2014. Each member of our board of directors supports each action for which your vote is solicited.

Your board of directors asks you to appoint Sehat Sutardja, Ph.D., our Chairman and Chief Executive Officer, and Michael Rashkin, our Chief Financial Officer, as your proxy holders to vote your shares at the meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the meeting in the manner specified therein or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the meeting.

We maintain our registered and business office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number in Bermuda is (441) 296-6395.

Record Date and Shares Outstanding

The record date for the annual general meeting has been set as the close of business on May 2, 2014. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 507,845,126 issued common shares, par value $0.002 per share (“common shares” or “shares”). In accordance with our Bye-Laws, each issued common share is entitled to one vote on a poll on the proposals to be voted on at the meeting. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

In this proxy statement, we sometimes refer to our group holding company, Marvell Technology Group Ltd., as “we,” “us,” “our” or “Marvell.” In this proxy statement, we refer to the fiscal year ended January 31, 2009 as fiscal 2009, the fiscal year ended January 30, 2010 as fiscal 2010, the fiscal year ended January 29, 2011 as fiscal 2011, the fiscal year ended January 28, 2012 as fiscal 2012, the fiscal year ended February 2, 2013 as fiscal 2013, the fiscal year ending February 1, 2014 as fiscal 2014 and the fiscal year ending January 31, 2015 as fiscal 2015.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL GENERAL MEETING

Q: Why am I receiving these proxy materials?

A: We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the 2014 annual general meeting of shareholders to be held at 4:00 p.m. Pacific time on July 1, 2014. These materials were first sent or given to shareholders on or about May 20, 2014. You are invited to attend the annual general meeting and are requested to vote on the proposals described in this proxy statement.

Q: What is included in these proxy materials?

A: These proxy materials include:

•	Our proxy statement for the annual general meeting of shareholders

•	A Shareholder Letter from our Chairman

•	Our Annual Report on Form 10-K for the year ended February 1, 2014, dated March 27, 2014 and as filed with the U.S. Securities and Exchange Commission (“SEC”)

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual general meeting.

Q: What proposals will be considered at the meeting?

A: The specific proposals to be considered and acted upon at the annual general meeting are summarized in the accompanying Notice of Annual General Meeting of Shareholders and include (1) the election of five directors, who will hold office for a one-year term until the 2015 annual general meeting of shareholders or until their successors are duly elected (see “Proposal No. 1: Election of Directors” at page 8 of this proxy statement); (2) an advisory (non-binding) vote to approve compensation of our named executive officers (see “Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation” at page 50 of this proxy statement); and (3) the re-appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 31, 2015 (see “Proposal No. 3: Re-appointment of Auditors and Independent Registered Public Accounting Firm, and Authorization of the Audit Committee to Fix Remuneration” at page 52 of this proxy statement).

If any other matters properly come before the meeting or any adjournment or postponement of the meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

In addition, in accordance with Section 84 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”) and Bye-Law 73 of our Third Amended and Restated Bye-Laws (the “Bye-Laws”), our audited financial statements for the fiscal year ended February 1, 2014 will be presented at the annual general meeting. These statements have been approved by our board of directors. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the meeting.

Q: How does our board of directors recommend that I vote on the proposals?

A: At the annual general meeting, our board of directors unanimously recommends our shareholders vote:

1.	FOR the election of five director nominees listed in Proposal No. 1, who will hold office for a one-year term until the 2015 annual general meeting of shareholders or until their respective successors are duly elected (see Proposal No. 1);

2.	FOR the approval, on an advisory and non-binding basis, of named executive officer compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures (see Proposal No. 2); and

3.	FOR the re-appointment of PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 31, 2015 (see Proposal No. 3).

If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a paper copy of proxy materials?

A: The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice also instructs you on how to submit your proxy electronically over the Internet or by mail.

Q: How can I get electronic access to the proxy materials?

A: The Notice will provide you with instructions regarding how to:

•	View the proxy materials for the annual general meeting on the Internet; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available on our website at the investor relations page of our website at www.marvell.com or by going to www.marvellproxy.com.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual general meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: Who can vote?

A: The record date for the annual general meeting has been set as the close of business on May 2, 2014. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 507,845,126 common shares outstanding. Each share outstanding is entitled to one vote on the proposals to be voted on at the meeting. There is no cumulative voting in the election of directors. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q: What should I do now to vote?

A: You may vote your shares either by voting in person at the meeting or by submitting a completed proxy via the Internet, telephone or by mail. The meeting will take place on July 1, 2014. After carefully reading and considering the information contained in this proxy statement, please follow the instructions as summarized below depending on whether you hold shares directly in your name as shareholder of record or you are the beneficial owner of shares held in “street name.” Most of our shareholders hold their shares through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some distinctions between the procedures for voting shares held of record and those owned beneficially.

Q: If I am a shareholder of record, how do I vote my shares?

A: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you. There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the annual general meeting. We will provide you a ballot when you arrive.

•	Via the Internet. You may submit your proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. You may submit your proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may submit your proxy by filling out the proxy card and sending it back in the envelope provided.

Please be aware that if you issue a proxy or give voting instructions over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Q: If my shares are held in “street name” by my broker, bank or other nominee, how do I vote my shares?

A: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and the Notice will, subject to the terms made between you and the shareholder of record, be forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on a voting instruction form.

If your shares are held in street name, you may also vote your shares in person at the annual meeting. You must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the annual meeting. To be able to vote your shares held in street name at the annual meeting, you will need to obtain a proxy from the shareholder of record.

Q: What happens if I do not cast a vote?

A: Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of record — If you are a shareholder of record and you do not cast your vote or submit a proxy, no votes will be cast on your behalf on any of the items of business at the annual general meeting. However, if you sign and return the proxy card with no further instructions, the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual general meeting. A shareholder may also abstain from voting on any proposal. An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstention votes have the same effect as an “against” vote with respect to the election of directors (Proposal No. 1). Abstentions will have no effect on the outcome of the vote for all other proposals.

Beneficial owners — If you hold your shares in “street name” it is critical that you instruct your broker, bank or other nominee to cast your vote if you want it to count in the election of directors (Proposal No. 1) and approval of named executive officer compensation (Proposal No. 2). The term “broker non-vote” refers to shares held by a broker or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on non-routine matters (including Proposal Nos. 1 and 2) and accordingly may not vote on such matters absent instructions from the beneficial holder. Thus, if you hold your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote in the election of directors (Proposal No. 1) or with respect to votes related to named executive officer compensation (Proposal No. 2), no votes will be cast on your behalf.

The proposal at the annual general meeting to appoint PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 31, 2015 (Proposal No. 3) is considered a routine matter for which brokerage firms may vote uninstructed shares. The election of directors (Proposal No. 1) and the proposal to approve on an advisory basis named executive officer compensation (Proposal No. 2) are not considered routine matters for which brokerage firms may vote uninstructed shares and it is important to us that you affirmatively vote for Proposal No. 1 and Proposal No. 2.

Q: How are votes counted?

A: Each share held by a Member as of the record date will be entitled to one vote. There is no cumulative voting in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting. Voting at the meeting will be taken on a poll in accordance with our Bye-Laws.

Q: What if I plan to attend the meeting in person?

A: To help ensure your shares are voted, we recommend that you submit your proxy or voting instruction form anyway. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the record date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the meeting.

Q: How can I change or revoke my proxy or my voting instruction after I have submitted a proxy or voting instruction?

A: Subject to any rules your broker, bank or other nominee may have, you may change or revoke your proxy or your voting instruction at any time before it is voted at the annual general meeting by (1) delivering to our registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, a written notice stating that the proxy is revoked, (2) submitting another proxy or voting instruction on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual general meeting will be counted), (3) signing and returning a new proxy card or vote instruction form with a later date, or (4) attending the annual general meeting and voting in person.

Q: What if other matters come up at the meeting?

A: The matters described in this proxy statement are the only matters that we know of that will be voted on at the meeting. If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: What quorum is required for action at the meeting?

A: The presence in person of two or more persons representing in person or by proxy in excess of 50% of the total issued voting shares of Marvell throughout the meeting shall constitute a quorum at the meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient shares present for a quorum at the time of the annual general meeting, the meeting will stand adjourned for one week or otherwise as may be determined by our board of directors in accordance with the Bye-Laws in order to permit the further solicitation of proxies.

Q: What vote is required to approve each proposal?

A: Proposal No. 1: The nominees for director receiving the affirmative vote of a simple majority of the votes cast in person or by proxy at the annual general meeting will be elected as directors to serve until the next annual general meeting of shareholders or until their successors are duly elected. Abstention votes have the same effect as an “against” vote with respect to the election of directors and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal No. 2: Our shareholders will have an advisory (non-binding) vote on named executive officer compensation as described in this proxy statement, which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal. The vote is advisory and therefore not binding on our board of directors; however, our board of directors and the executive compensation committee (the “ECC”) will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.

Proposal No. 3: Appointment of PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 31, 2015, requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Q: Does any shareholder own a majority of our shares?

A: No.

Q: What does it mean if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A: If you receive more than one Notice, more than one e-mail or more than one paper copy of the proxy materials, it means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. To instruct for all of your shares to be voted by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and do so for all shares represented by each Notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails). We encourage you to have all your shares registered in the same name and address. You may do this by contacting your broker or the Transfer Agent.

Q: May shareholders ask questions at the annual general meeting?

A: Yes. Representatives of Marvell will answer shareholders’ questions of general interest following the formal agenda of the annual general meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

Q: Who is making and paying for this proxy solicitation?

A: This proxy is solicited on behalf of our board of directors. We will pay the cost of distributing this proxy statement and related materials. We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for an initial fee estimated at $7,500, plus an additional fee per shareholder for shareholder solicitations. We will bear the cost of soliciting proxies. We will also reimburse brokers for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares or other persons for whom they hold shares. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

Q: How can I find out the results of the voting at the annual general meeting?

A: Preliminary voting results will be announced at the meeting. Final voting results will be published in our Current Report on Form 8-K filed with the SEC within four business days of the meeting. If the final voting results are not available within four business days after the meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

Q: Whom should I call if I have questions about the annual general meeting?

A: You should contact either of the following:

Sukhi Nagesh

Vice President, Finance and Investor Relations

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

Fax: (408) 222-1917

Phone: (408) 222-8373

or

The proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Phone: (201) 222-4227

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and Bye-Law 73 of the Bye-Laws, our audited financial statements for the fiscal year ended February 1, 2014 will be presented at the annual general meeting. These statements have been approved by our board of directors. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees

Our Bye-Laws provide that our board shall consist of not less than two directors or such number in excess thereof as our board of directors may determine. The number of directors is currently fixed at five and there are currently five members serving on our board of directors. The nominating and governance committee and our board of directors have nominated the five current members of our board of directors to stand for election at the annual general meeting. If the current nominees are elected, we will have five members serving on our board of directors and the number of directors will be fixed at five. All nominees elected as directors will serve one year terms until the next annual general meeting of shareholders or until their respective successors are duly elected. In the event any new nominees are appointed as directors after this annual general meeting, he or she will be required to stand for reelection at the next annual general meeting and each annual general meeting of shareholders thereafter.

Our director nominees for the 2014 annual general meeting are Dr. Juergen Gromer, Dr. John G. Kassakian, Arturo Krueger, Dr. Sehat Sutardja and Dr. Randhir Thakur. Biographical information for the nominees can be found beginning on page 9 of this proxy statement. We have been advised that each of our nominees is willing to be named as such herein and each of the nominees is willing to serve as a director if elected. However, if one or more of Dr. Gromer, Dr. Kassakian, Mr. Krueger, Dr. Sehat Sutardja and/or Dr. Thakur should be unable to serve as director, the proxy holders may vote for a substitute nominee recommended by the nominating and governance committee and approved by our board of directors.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the nominees for director identified above.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the election of each such nominee. Assuming the presence of a quorum, the required vote is the affirmative vote of a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions are included in the calculation of votes cast and will have the same effect as an “against” vote with respect to the election of such director. Broker non-votes will be entirely excluded from the vote and will have no effect on the outcome. If the proposal for the appointment of a director nominee does not receive the required affirmative vote of a simple majority of the votes cast, then the director will not be appointed and the position on our board of directors that would have been filled by the director nominee will become vacant. Our board of directors has the ability to fill the vacancy upon the recommendation of the nominating and governance committee, in accordance with the Bye-Laws, with that director subject to election by our shareholders at the next following annual general meeting of shareholders.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Nominees

The following table sets forth information with respect to each of our director nominees, as of April 30, 2014. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board of directors. To the extent applicable, we value their experience on other public company boards of directors and board committees.

Name of Nominee	Age	Director Since	Background
Sehat Sutardja, Ph.D.	52	1995

Dr. Sehat Sutardja, one of our co-founders, has served as our Chief Executive Officer and Chairman of our Board of Directors since 1995 (from 1995 to 2003 he was Co-Chairman of the Board of Directors). While remaining deeply involved in the daily challenges of running a global growth company, Dr. Sutardja participates heavily in our engineering and marketing efforts across analog, video processor, and microprocessor design while offering input across all of our other product lines. Dr. Sutardja is widely regarded as one of the pioneers of the modern semiconductor age. His breakthrough designs and guiding vision have revolutionized numerous industry segments, from data storage to the high-performance, low-power chips now driving the growing global markets for mobile computing and telephony. For his relentless innovation, he has been awarded more than 360 patents and has been named a Fellow of IEEE. In 2006,

Dr. Sutardja was recognized as the Inventor of the Year by the Silicon Valley Intellectual Property Law Association.

Dr. Sutardja also served as President from 2003 to June 2013.

Dr. Sutardja holds an M.S. and Ph.D. in Electrical Engineering and Computer Science from the University of California at Berkeley. Dr. Sutardja received a B.S. in Electrical Engineering from Iowa State University. Dr. Sutardja is the husband of Ms. Weili Dai.

Arturo Krueger (1)(2)(3)(4)	74	2005

Arturo Krueger has served as a director since August 2005 and as our lead independent director since April 2009.

Mr. Krueger has more than 40 years of experience in the international semiconductor industry and acquired a wealth of experience in complex systems architecture, semiconductor design and development, operations, and international marketing, as well as general management of a large company. From 1964 to 1966 Mr. Krueger was employed with Control Data Corporation (“CDC”) working on the CDC’s 6600 Super Computer. Afterward he joined Motorola SPS starting as Systems Engineer, moving up to international Design and R&D Management, Marketing and Operations. Starting in 1996 Mr. Krueger served as the director of the sector wide “Advanced Architectural and Design Automation Lab.” Prior to his retirement in February

Name of Nominee	Age	Director Since	Background

			2001, Mr. Krueger was promoted to Corporate Vice President and General Manager of Motorola Corporation’s Semiconductor Products Sector for Europe, Middle East and Africa. Since his retirement in February 2001, Mr. Krueger has been a consultant to automobile manufacturers and to semiconductor companies serving the automotive and telecommunication markets and serves on several advisory boards. Mr. Krueger brings a deep understanding of the modern semiconductor industry, the complex world of microelectronic systems design and architectures, and the financial aspects of running a large company. Mr. Krueger also brings considerable directorial and governance experience to our board of directors, as he is currently serving on the board of QuickLogic Corporation, a semiconductor company. Mr. Krueger holds a MS in Electrical Engineering from the Institute of Technology in Switzerland and has studied Advanced Computer Science at the University of Minnesota

Juergen Gromer, Ph.D. (1)(2)(3)	69	2007	Dr. Juergen Gromer has served as a director since October 2007. Dr. Gromer is the retired President of Tyco Electronics Ltd., an electronics company, a position which he held from April 1999 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP Incorporated (acquired by Tyco International in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, Vice President of Central and Eastern Europe and General Manager of AMP. Dr. Gromer has over 20 years of AMP and Tyco Electronics’ experience, serving in a wide variety of regional and global assignments, which allows Dr. Gromer to provide important perspectives on issues facing a technology company. Dr. Gromer brings considerable directorial, financial, governance and global leadership experience to our board of directors, as he is currently serving on the boards of Tyco Electronics Ltd. (now called TE Connectivity Ltd.) and WABCO Holdings Inc., and previously served as a director of RWE Rhein Ruhr from 2000 to 2009. Dr. Gromer is also Chairman of the Board of the Society of Economic Development of the District Bergstrasse/Hessen, a member of the Advisory Board of Commerzbank and a director of the Board of the American Chamber of Commerce in Germany. Dr. Gromer received his undergraduate degree and Ph.D. in Physics from the University of Stuttgart, Germany.

John G. Kassakian, Sc.D. (1)(2)(3)	71	2008	Dr. John G. Kassakian has served as a director since July 2008. Dr. Kassakian has been a member of the faculty of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology (“MIT”) since 1973 and has served as Director of the MIT Laboratory for

Name of Nominee	Age	Director Since	Background

			Electromagnetic and Electronic Systems from 1991 to 2009. Dr. Kassakian is the founding President of the IEEE Power Electronics Society, a member of the National Academy of Engineering, and is the recipient of the IEEE Centennial Medal, the IEEE William E. Newell Award, the IEEE Power Electronics Society’s Distinguished Service Award and the IEEE Millennium Medal. Dr. Kassakian’s expertise in the semiconductor field and academic experience related to the technology sector makes Dr. Kassakian a valuable contributor to our board of directors. Dr. Kassakian holds S.B., S.M., E.E. and Sc.D. degrees from MIT.

Dr. Randhir Thakur (1)(2)(3)	51	2012	Dr. Randhir Thakur is executive vice president and general manager of the Silicon Systems Group at Applied Materials, Inc., which comprises the entire portfolio of semiconductor manufacturing systems at Applied Materials. He has served as a director since June 2012. In this role, Dr. Thakur is responsible for strengthening Applied Materials’ leadership in its core wafer fabrication equipment markets. Since rejoining Applied Materials in May 2008, Dr. Thakur has served in various executive positions, including senior vice president and general manager of the Display and Thin Film Solar group, where he led the business offering manufacturing systems for flat panel displays, and Applied Materials’ thin film solar products. From 2005 to May 2008, Dr. Thakur worked at SanDisk Corporation, a supplier of innovative flash memory data storage products, where he served as executive vice president of Technology and Fab Operations and head of Worldwide Operations. From 2000 to 2005, Dr. Thakur held a series of progressively advancing executive roles within various semiconductor product groups at Applied Materials, including group vice president and general manager of Front End Products. Prior to joining Applied Materials in 2000, Dr. Thakur served as chief technology officer and general manager at Steag Electronic Systems, and vice president of Research Development and Technology at AG Associates, and held various technical leadership positions at Micron Technology. Dr. Thakur brings a wealth of experience in the semiconductor and consumer electronics industry, while helping to grow new markets and new products. We believe with his past and current experience in managing a large customer-focused and innovation-driven organization and various aspects of operations management and manufacturing, Dr. Thakur is well suited to serve on our board of directors. Dr. Thakur holds a BS with honors in Electronics and Telecommunications Engineering from the National Institute of Technology, Kurukshetra, India, a MS in Electrical Engineering from the University of Saskatchewan, Canada and a Ph.D. in Electrical Engineering from the University of Oklahoma. Dr. Thakur holds close to 300 patents and has published more than 200 papers.

(1)	Member of the nominating and governance committee.
(2)	Member of the ECC.
(3)	Member of the audit committee.
(4)	Lead independent director.

Except as noted above, there are no family relationships among any of our directors, nominees for director and executive officers.

Corporate Governance Guidelines and Practices, Board Leadership Structure, Risk Management, Meetings, Independence and Compensation of Directors

Corporate Governance Guidelines and Practices

Our board of directors has adopted a set of corporate governance guidelines and practices to establish a framework within which it will conduct its business. The corporate governance guidelines and practices can be found on our website at www.marvell.com/investors/governance.jsp. The corporate governance guidelines and practices were last revised on April 19, 2013. The corporate governance guidelines and practices provide, among other things, that:

•

in the absence of a non-executive Chairman of the Board, our board of directors shall designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	a majority of the directors must be independent;

•	our board of directors shall appoint all members of the board committees;

•	the nominating and governance committee screens and recommends board candidates to our board of directors;

•	the audit committee, ECC and nominating and governance committee must consist solely of independent directors; and

•	the independent directors shall meet regularly in executive session without the presence of the non-independent directors or members of our management.

We also provide our directors annual training events on issues facing us and on subjects that would assist the directors in discharging their duties.

Our board of directors may modify the corporate governance guidelines and practices from time to time, as appropriate. Our independent directors have appointed Mr. Krueger to serve as the lead independent director for our board of directors. Mr. Krueger has served as our lead independent director since April 2009. The duties of the lead independent director are set forth as follows in our corporation governance guidelines and practices:

•	develop the agenda for, and moderate executive sessions of, meetings of our independent directors;

•	help promote good communication between the independent directors and the Chairman of the Board and/or the Chief Executive Officer;

•	chair the meetings of our board of directors in the absence of the Chairman of the Board;

•

make recommendations to the Chairman of the Board regarding the appropriate schedule of board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of our operations;

•	jointly with the Chairman of the Board, set agendas for board meetings and make recommendations to the Chairman of the Board regarding the structure of board meetings;

•

make recommendations to the Chairman of the Board in assessing the quality, quantity and timeliness of the flow of information from our management that is necessary for the independent directors to effectively and responsibly perform their duties; and

•	coordinate with the nominating and governance committee and corporate counsel to promote a thorough annual self-assessment by our board of directors and its committees.

Board Leadership Structure

Our board of directors believes that our Chief Executive Officer is best situated to serve as Chairman of the Board, because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our board of directors, which are essential to effective governance. Our independent directors have appointed Mr. Krueger to serve as the lead independent director for our board of directors. The role of our lead independent director is described above.

One of the key responsibilities of our board of directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of Chairman of the Board and Chief Executive Officer, together with a lead independent director, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our board of directors regularly reviews information regarding our liquidity, intellectual property, significant litigation matters and operations, as well as the risks associated with each of such items. Our ECC is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees. The audit committee oversees management of financial, legal and IT compliance risks as well as business continuity planning. The nominating and governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

During fiscal 2014, our board of directors received reports on the most important strategic issues and risks facing Marvell. In addition, our board of directors and its committees receive regular reports from our head of internal audit or other senior management regarding compliance with applicable risk related policies, procedures and limits.

We believe that our leadership structure supports the risk oversight function. As indicated above, certain important categories of risk are assigned to committees that review, evaluate and receive management reports on risk.

Meetings of our Board of Directors; Attendance

There were nine meetings of our board of directors in fiscal 2014. Each director attended at least 75% of the total number of meetings of our board of directors and committees on which such director served. The independent directors met in executive sessions without the presence of the non-independent directors or members of our management at each of our five regularly scheduled in-person meetings. Our board of directors also formed a special committee with the authority to declare dividends that is made up of four independent directors.

Although directors are encouraged to attend annual general meetings of shareholders, we do not have a formal policy requiring such attendance. None of our current independent directors attended the 2013 annual general meeting.

Director Independence

Our board of directors has determined that, among the director nominees standing for election, each of Dr. Gromer, Dr. Kassakian, Mr. Krueger and Dr. Thakur are “independent” as such term is defined by the rules and regulations of the NASDAQ Stock Market (“Nasdaq”) and the rules and regulations of the SEC. To be considered independent, our board of directors must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with us within the previous three years.

Our board of directors considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the four non-employee directors (“Outside Directors”), or any of his immediate family members, has or has had within the previous three years any relationship with us that would impair his independence.

Compensation of Directors

Cash Compensation

Directors who are also employees of Marvell do not receive any additional compensation for their services as directors. Dr. Pantas Sutjarda, our former Chief Technology Officer and Chief Research and Development Officer, served as a director until the 2013 annual general meeting held on June 26, 2013. Dr. P. Sutjarda received no compensation for his service as a director. His compensation for fiscal 2014 is discussed under “Executive Compensation” below.

For a summary of the fiscal 2014 cash compensation paid to our Outside Directors, please see the Director Compensation Table below. Beginning in the third quarter of fiscal 2015, the cash compensation program will change for certain elements as set forth in the following table. The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the dates and capacities in which each individual Outside Director serves. Outside Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board of directors and committee meetings.

Cash Compensation Element	Cash Compensation Program for Fiscal 2014 and First Half of Fiscal 2015	Cash Compensation Program for Second Half of Fiscal 2015
Annual Retainer	$60,000	$60,000
Lead Independent Director	$30,000	$40,000
Audit Committee Chairmanship	$25,000	$25,000
Audit Committee Member	$12,500	$12,500
Executive Compensation Committee Chairmanship	$20,000	$20,000
Executive Compensation Committee Member	$10,000	$10,000
Nominating and Governance Committee Chairmanship	$15,000	$15,000
Nominating and Governance Committee Member	$7,500	$7,500

Equity Compensation

Each Outside Director is eligible to receive equity awards under the Amended and Restated 2007 Director Stock Incentive Plan (“2007 Director Plan”). In fiscal 2014, each Outside Director who was elected or appointed at the annual general meeting of shareholders was granted an option to purchase a number of common shares with an aggregate grant date fair value equal to $110,000 (“Annual Option Award”) immediately following the annual general meeting of shareholders. In addition, each Outside Director who was elected or appointed at the annual general meeting of shareholders was granted a restricted stock unit (“RSU”) award (the “Annual RSU Award”) for a number of shares with an aggregate fair market value equal to $110,000 immediately following the annual general meeting of shareholders. The Annual Option Award and the Annual RSU Award each vest as to 100% of the shares on the earlier of the date of the next annual general meeting of shareholders or the one year anniversary of the date of grant. An Outside Director elected or appointed after an annual general meeting of shareholders would receive a pro rata stock option award and RSU award based on the number of quarters completed since the prior annual general meeting of shareholders. In no event would any Outside Director be awarded in any calendar year an Annual Option Award or Annual RSU Award under the 2007 Director Plan for more than 25,000 shares and 10,000 shares, respectively.

Beginning in fiscal 2015, each Outside Director who is elected or appointed at the annual general meeting of shareholders will be granted an Annual RSU Award for a number of shares with an aggregate fair market value equal to $220,000 immediately following each annual general meeting of shareholders. The Annual RSU Award vests as to 100% of the shares on the earlier of the date of the next annual general meeting of shareholders or the one year anniversary of the date of grant. An Outside Director who is elected or appointed after an annual general meeting of shareholders will receive a pro rata RSU award based on the number of quarters completed since the prior annual general meeting of shareholders. In no event shall any Outside Director be awarded in any calendar year an Annual RSU Award under the 2007 Director Plan for more than 20,000 shares.

Director Stock Ownership Guidelines

Each director is expected, within five years of joining our board of directors or, for current members of our board directors, from the date of the most recent update to the stock ownership guidelines effective as of March 15, 2012, to own common shares that have a value equivalent to three times his or her annual cash retainer.

Director Compensation Table — Fiscal 2014

The following table details the total compensation paid to our Outside Directors in fiscal 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Juergen Gromer	135,000	109,994	97,285	—	—	—	342,279
Dr. John G. Kassakian	90,000	109,994	97,285	—	—	—	297,279
Arturo Krueger	135,000	109,994	97,285	—	—	—	342,279
Dr. Randhir Thakur	87,095	109,994	97,285	—	—	—	294,374

(1)

The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date, reduced for the expected dividend yield, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”) and without any adjustment for estimated forfeitures. The actual value that a director will realize on each RSU award will depend on the price per share of our common shares at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded. This number was calculated based on the maximum number of RSUs that could be granted pursuant to the Annual RSU Award on June 26, 2013, which is 10,000 RSUs under the 2007 Director Plan.
(2)	The following table provides the number of shares subject to outstanding RSUs held at February 1, 2014 for each current Outside Director, as applicable:

Name	Total RSU Awards Outstanding (#)
Dr. Juergen Gromer	9,573
Dr. John G. Kassakian	9,573
Arturo Krueger	9,573
Dr. Randhir Thakur	9,573

(3)	The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 12 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for fiscal 2014. The actual value, if any, that a director may realize on each option will depend on the excess of the share price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black-Scholes model. This number was calculated based on the maximum number of stock options that could be granted pursuant to the Annual Option Award on June 26, 2013, which is an option to purchase up to 25,000 shares under the 2007 Director Plan.
(4)	The following table provides the number of shares subject to outstanding options held at February 1, 2014 for each current Outside Director, as applicable:

Name	Total Option Awards Outstanding (#)
Dr. Juergen Gromer	145,000
Dr. John G. Kassakian	133,000
Arturo Krueger	207,000
Dr. Randhir Thakur	50,000

Committees of our Board of Directors

Our board of directors has the following committees: the audit committee, the ECC and the nominating and governance committee. Our board of directors has adopted written charters for each of these committees, copies of which are available on our website at www.marvell.com/investors/governance.jsp. Each of the committee charters is reviewed annually by the respective committee, which may recommend appropriate changes for approval by our board of directors. Our board of directors has also formed a special committee of independent directors of the board that may approve dividends in accordance with Bermuda law.

Audit Committee
Composition:	At the beginning of fiscal 2014, the audit committee was composed of Dr. Gromer (Chairman), Mr. Krueger and Dr. Kassakian. On March 21, 2013, Dr. Thakur was appointed to the audit committee.

Number of Meetings in Fiscal 2014:	10

Functions:	The audit committee’s responsibilities are generally to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our accounting and financial reporting processes. The audit committee also, among other things, appoints our independent registered public accounting firm, oversees our internal audit function and the independent registered public accounting firm, reviews and discusses with management and our independent registered public accounting firm the adequacy and effectiveness of our internal control over financial reporting as reported by management. The audit committee meets quarterly and at such additional times as are necessary or advisable.

Date Charter Last Revised:	April 19, 2013

Qualifications:	Our board of directors has determined that each member of the audit committee meets the applicable independence and financial literacy requirements of Nasdaq and the SEC. Our board of directors has determined that Dr. Gromer is an “audit committee financial expert” as required by applicable Nasdaq and SEC rules.
Executive Compensation Committee (“ECC”)
Composition:	At the beginning of fiscal 2013, the ECC was composed of Dr. Gromer (Chairman), Dr. Kassakian and Mr. Krueger. On March 21, 2013, Dr. Thakur was appointed to the ECC.

Number of Meetings in Fiscal 2014:	10

Functions:

The ECC has the authority to approve salaries and bonuses and other compensation matters for our executive officers, is responsible for administering equity award programs for non-executive employees, reviews and recommends changes to our incentive compensation and other equity based plans and administers executive officer compensation within the terms of any of our applicable compensation plans.

The ECC or a subcommittee comprised of one director meets monthly to approve new hire and secondary equity grants. For more detail of our equity grant practices, please see “Executive Compensation — Other Considerations — Equity Grant Practices” below.

Date Charter Last Revised:	April 19, 2013

Qualifications:	Our board of directors has determined that each member of the ECC meets the applicable independence requirements of Nasdaq and the SEC. In addition, each member of the ECC is an “outside director” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Governance Committee
Composition:	Throughout fiscal 2014, the nominating and governance committee was composed of Mr. Krueger (Chairman), Dr. Gromer, Dr. Kassakian and Dr. Thakur.

Number of Meetings in Fiscal 2014:	5

Functions:	The nominating and governance committee is responsible for developing and implementing policies and practices relating to corporate governance and practices, including reviewing and monitoring implementation of our corporate governance guidelines. The nominating and governance committee also makes recommendations to our board of directors regarding the size and composition of our board of directors and its committees and screens and recommends candidates for election to our board of directors. In addition, the nominating and governance committee reviews, ratifies and/or approves related party transactions. The nominating and governance committee also reviews periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by executive officers.

Date Charter Last Revised:	April 19, 2013

Qualifications:	Our board of directors has determined that each member of the nominating and governance committee meets the applicable independence requirements of Nasdaq and the SEC.

Role of Compensation Consultants

Under its charter, the ECC has the authority to directly retain outside legal counsel and other advisors. Pursuant to that authority, the ECC has directly retained Mercer as its independent compensation consultant since April 2009.

The ECC retained Mercer to provide information, analyses and advice regarding executive compensation, as described below; however, the ECC makes all decisions regarding the compensation of our executive officers. The Mercer consultant who performs these services reports to the chairman of the ECC. In addition, the Mercer consultant attended meetings of the ECC during fiscal 2014, as requested by the chairman of the ECC. Mercer provided the following services to us during fiscal 2014:

•

Evaluated the competitive positioning of our named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our peer companies to support fiscal 2014 decision-making;

•	Provided additional compensation benchmarking data and advice during the year relating to changes among the named executive officer group;

•	Advised on fiscal 2014 target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	Assessed the alignment of company compensation levels relative to our performance against our peer group and relative to the ECC’s articulated compensation philosophy;

•	Assessed whether our compensation programs might encourage inappropriate risk taking that could have a material adverse effect on us;

•	Reviewed appropriateness of the peer group in terms of size, industry, business profile and talent market;

•	Worked with the ECC in developing programmatic changes in response to Say on Pay vote results and shareholder feedback; and

•	Assisted with the preparation of the “Compensation Discussion and Analysis” for this proxy statement.

Additional information concerning the compensation policies and objectives established by the ECC and the respective roles of our Chief Executive Officer and the compensation consultant in assisting with the determination of compensation for each of the executive officers named in the Summary Compensation Table, referred to in this proxy statement as our “named executive officers,” is included under the heading “Executive Compensation.”

Nominations for Election of Directors

The nominating and governance committee identifies, recruits and recommends to our board of directors, and our board of directors approves, director nominees for election at each annual general meeting of shareholders and new directors for election by our board of directors to fill vacancies that may arise. Under the Bye-Laws, any director appointed by our board of directors would need to be reappointed by shareholders at our next annual general meeting of shareholders.

The nominees for election at this annual general meeting were unanimously recommended and approved by the nominating and governance committee and our board of directors, respectively. The nominating and governance committee will consider proposals for nomination from shareholders that are made in writing to our Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. For general information regarding shareholder proposals and nominations, see “Future Shareholder Proposals and Nominations for the 2015 Annual General Meeting” on page 54.

Director Qualifications

The nominating and governance committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the highest personal and professional ethics and integrity;

•	the ability to work together with other directors, with full and open discussion and debate as an effective, collegial group;

•

current knowledge and experience in our business or operations, or contacts in the community in which we do business and in the industries relevant to our business, or substantial business, financial or industry-related experience; and

•	the willingness and ability to devote adequate time to our business.

Moreover, it is the policy of the nominating and governance committee to engage annually with our shareholders who hold 5% or more of our outstanding common shares as of December 31 of each year and to discuss desirable skills and attributes for members of the Board with such shareholders.

We are required to have at least one member of our board of directors who meets the criteria for an “audit committee financial expert” as defined by Nasdaq and the SEC, and to have a majority of independent directors who meet the definition of “independent director” under applicable Nasdaq and SEC rules. We also believe it is appropriate for certain key members of management to participate as members of our board of directors. Other than the foregoing there are no stated minimum criteria for director nominees.

When making its determination whether a nominee is qualified for the position of director, the nominating and governance committee may also consider such other factors as it may deem are in the best interests of the company and its shareholders, such as the following qualities and skills:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties;

•	diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees; and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the nominating and governance committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Nominees for Director

The nominating and governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of our board of directors. Candidates considered for nomination to our board of directors may come from several sources, including current and former directors, professional search firms and shareholder nominations. The nominating and governance committee will consider all persons recommended in the same manner, regardless of the source of nomination.

A shareholder seeking to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to our Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. The nominating and governance committee will consider candidates recommended by shareholders in the same manner as candidates recommended to the nominating and governance committee from other sources. Nominees for director are evaluated by the nominating and governance committee, which may retain the services of a professional search firm to assist them in identifying or evaluating potential nominees.

Shareholder Communications with our Board of Directors

At present, our Chairman and Chief Executive Officer is responsible for maintaining effective communications with our shareholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. It is the policy of our board of directors that management speaks for the company. This policy does not preclude independent directors from meeting with shareholders, but management, where appropriate, should be present at such meetings.

Nonetheless, our board of directors has established a process for shareholders to send communications to our directors. If you wish to communicate with our board of directors or individual directors, you may send your communication in writing to: General Counsel, Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a shareholder of Marvell. The General Counsel (or other officer acting in such capacity) will compile all such communications and will forward them to the appropriate director or directors or committee of our board of directors based on the subject matter or to the director or directors to whom such communications is addressed.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The ECC for fiscal 2014 consisted of Dr. Gromer, Dr. Kassakian and Mr. Krueger for the entire year, and Dr. Thakur starting on March 21, 2013. None of the members of the ECC who served during fiscal 2014 is a current or former officer or employee of us or our subsidiaries, or had any relationship with us not otherwise disclosed herein under applicable SEC rules. In addition, to our knowledge, there are no ECC interlocks between us and other entities, involving our executive officers or directors who serve as executive officers or directors of such other entities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation paid to the named executive officers of Marvell Technology Group Ltd. during fiscal 2014, which ran from February 3, 2013 until February 1, 2014. During fiscal 2014, the named executive officers were:

•	Dr. Sehat Sutardja, Chief Executive Officer and Chairman of the Board;

•	Ms. Weili Dai, President (from July 14, 2013);

•	Mr. Michael Rashkin, Interim Chief Financial Officer (from December 10, 2013);

•	Dr. Zining Wu, Chief Technology Officer (from January 15, 2014);

•	Mr. Brad Feller, Former Interim Chief Financial Officer (through December 10, 2013); and

•	Dr. Pantas Sutardja, Former Chief Technology Officer and Chief Research and Development Officer (through January 15, 2014).

The President and the Chief Technology Officer are the only positions in addition to the Chief Executive Officer and Chief Financial Officer who have the responsibility level and business impact to qualify as executive officers.

During fiscal 2014, Mr. Rashkin was appointed Interim Chief Financial Officer of Marvell following the resignation of Mr. Feller. Mr. Rashkin was subsequently confirmed as the permanent Chief Financial Officer, effective February 17, 2014.

Executive Summary

Our Business

We are a fabless semiconductor provider of high-performance application-specific standard products. Our core strength of expertise is the development of complex System-on-a-Chip devices, leveraging our extensive technology portfolio of intellectual property in the areas of analog, mixed-signal, digital signal processing, and embedded and standalone integrated circuits. The majority of our product portfolio leverages the ARM technology portfolio. We also develop platforms that we define as integrated hardware along with software that incorporates digital computing technologies designed and configured to provide an optimized computing solution. Our broad product portfolio includes devices for data storage, enterprise-class Ethernet data switching, Ethernet physical-layer transceivers, mobile handsets, connectivity and other consumer electronics.

Fiscal 2014 Business Highlights

Fiscal 2014 was the start of a turnaround for Marvell. Net revenue in fiscal 2014 was $3.4 billion, which was 7% higher compared to net revenue of $3.2 billion in fiscal 2013. Revenue for products in the storage market was strong and grew approximately 13% over fiscal 2013 due to strong growth in our solid state drives business and continued share gains in our hard disk drive business. Revenue from our mobile and wireless end market delivered modest growth in fiscal 2014 after undergoing two years of customer and product transitions, and we believe we are now well positioned to deliver strong growth in fiscal 2015. Although revenue for products in our networking market declined in fiscal 2014, the decline was consistent with the overall enterprise networking market. We believe our sustained investments in advanced technologies leading to new innovations will help drive increased business opportunities. We are seeing many of our customers introducing new devices using our innovative solutions, which we believe will drive success across all of our end markets. Our future growth is expected to be driven by areas such as mobile handsets, tablets, connectivity, smart home devices and solid state drives.

Our financial position is strong and we remain committed to delivering shareholder value through our share repurchase and dividend programs.

•	Our cash, cash equivalents and short-term investments were $2.0 billion at February 1, 2014 and we generated cash flows from operations of $448.0 million in fiscal 2014.

•	We paid a cumulative cash dividend of $0.24 per share for a total of $119.4 million during fiscal 2014 and we announced and paid a dividend of $0.06 per share in the first quarter of fiscal 2015.

•	We repurchased a total of 33.1 million common shares for $354.1 million in cash during fiscal 2014.

Actions Taken in Consideration of “Say on Pay” Vote

At the 2013 annual general meeting, the shareholders voted on an advisory basis to approve Marvell’s fiscal 2013 named executive officer compensation. We received less shareholder support for our fiscal 2013 named executive officer compensation program than we received for fiscal 2012 (58% versus 74%). We take shareholder feedback very seriously and continue to make significant efforts to adapt our compensation philosophy and principles to respond to the feedback from shareholders and proxy advisory bodies. The series of actions taken since the shareholder vote include the following:

Action Taken	Example
1. Incorporating fiscal 2013 shareholder feedback, and company performance considerations, into the fiscal 2014 compensation programs	During fiscal 2014, we made significant reductions in CEO and CTO pay opportunity relative to fiscal 2013, with reductions in both annual incentive opportunity and LTI grant value resulting in pay opportunity for named executive officers being positioned well below the median of the peer group.

2. Shareholder outreach during fiscal 2014	Marvell has an annual process of outreach to major shareholders, led by the Lead Independent Director, which includes discussions about governance issues of interest to the shareholders.

3. Consideration of shareholder feedback received as part of the outreach process in determining fiscal 2015 compensation	Continued pay for performance emphasis for NEO compensation programs, including continuation of plan based annual incentive opportunities and re-introduction of performance based equity grants for all NEOs in fiscal 2015.

Specific compensation actions taken during this process include:

Key Fiscal 2014 Actions	Relevant Section(s) for Further Details

Peer Group Changes

The ECC has continued the process of peer group evolution to better align the median company size with Marvell. For fiscal 2014 one of the largest peers was replaced with a company closer in size to Marvell that is a competitor for executive talent.

See Additional Fiscal 2015 Decisions below for additional peer group changes.

“Fiscal 2014 Peer Group” on page 26.

Base Salary Freezes Named executive officers in-situ (non-interim) did not receive fiscal 2014 base salary increases.	“Fiscal 2014 Salaries” under “Key Elements of Compensation for Fiscal 2014” on page 27.

Reduced Annual Incentive Opportunities

Annual incentive opportunities for our named executive officers for fiscal 2014 were significantly lower than fiscal 2013 and positioned below the peer group median.

“Fiscal 2014 Annual Incentive Plan” under “Key Elements of Compensation for Fiscal 2014” on page 28.

Significant Equity Award Reduction The grant date fair value of equity awards provided to our named executive officers in fiscal 2014 was substantially less than those made in the three prior years.	“Fiscal 2014 Long-Term Incentive Awards” under “Key Elements of Compensation for Fiscal 2014” on page 29.

Additional Fiscal 2015 Decisions	Relevant Section(s)
Peer Group Changes For fiscal 2015 the ECC determined to remove one peer due to concerns about the current company size relative to Marvell.	“Fiscal 2015 Peer Group Revision” under “Key Fiscal 2015 Compensation Program Decisions” on page 38.

CEO Base Salary Freeze Dr. S. Sutardja did not receive a fiscal 2015 base salary increase.	“Fiscal 2015 Salaries” under “Key Fiscal 2015 Compensation Program Decisions” on page 38.

Introduction of Performance-Contingent Equity Awards:

Long-term incentive awards to named executive officers in fiscal 2015 will primarily be in the form of performance-contingent equity awards with cliff vesting after 3 years, subject to achievement of pre-set financial and strategic goals.

“Fiscal 2015 Long-Term Incentive Awards” under “Key Fiscal 2015 Compensation Program Decisions” on page 39.

Additionally, we continue to maintain the good governance pay practices that we described in last year’s proxy statement, including stock ownership guidelines, clawback policies, no gross up provisions, effective risk management, and maintenance of 162(m) eligible plans.

At the 2014 annual general meeting, we will again hold an annual advisory vote to approve named executive officer compensation. The ECC will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from shareholders throughout the course of such year.

CEO Pay Against Company Performance

A key element of our CEO’s compensation is the explicit link between his compensation and both overall business results and individual performance, as discussed more generally below under “Compensation Philosophy.” Marvell made the following key decisions relating to fiscal 2014 and fiscal 2015 compensation of our CEO in light of the company’s fiscal 2014 performance:

•	No annual incentive plan payout for fiscal 2014 under the Section 162(m) plan;

•	No discretionary bonus for fiscal 2014;

•	No base salary increase for fiscal 2014 and 2015;

•	Challenging annual incentive plan goals for fiscal 2015 that continue to require significant improvement in company financial performance;

•	Performance contingent RSUs as the primary equity vehicle for fiscal 2015; and

•	Target compensation for fiscal 2015 that remains below the peer group median.

Although fiscal 2014 saw some performance improvement and significant strategic business changes, the company’s financial results were not sufficient to meet the very demanding fiscal 2014 annual incentive plan goals. As a result, there was no payout our CEO or any other named executive officer under the 162(m) annual incentive plan. Our stock price and market value increased significantly during fiscal 2014, which we believe reflects our strategic achievements and positioning for continued improvement in financial performance. As a result of our stock price performance, the ECC believes our CEO and other named executive officers were appropriately rewarded for fiscal 2014 performance through the increase in value of their equity awards granted in 2014 and in prior years.

The relationship between our CEO’s target pay opportunity, realizable pay, and company performance as measured by total shareholder return (each as defined below) further illustrates the alignment of our CEO’s compensation with business performance, and our emphasis on shareholder value creation. While most of the required compensation disclosures discuss pay opportunities, i.e., the awards that may be earned, realizable pay considers actual compensation that was earned or could be earned based on performance.

•

Target pay opportunity for a given fiscal year means the sum of the salary and target cash bonus opportunity in that fiscal year, plus the grant date fair value of all equity (stock options and restricted stock units) granted in the fiscal year;

•

Realizable pay for a given fiscal year means the sum of salary and actual cash bonus paid for that fiscal year, plus the current (2014 fiscal year-end) realizable value of equity granted in that fiscal year. The current realizable value of equity is calculated as the “in the money” value of stock options assuming that any vested stock options remain unexercised plus the market value of restricted stock units assuming that shares underlying any vested restricted stock units are still held by the CEO; and

•	Total shareholder return is the increase in stock price plus reinvested dividends, measured from the start of each fiscal year through the 2014 fiscal year end.

The following graph shows the target pay opportunity and realizable pay of our CEO, Dr. S. Sutardja, for each of fiscal 2012, 2013 and 2014, and the strong correlation of his realizable pay with total shareholder return.

	FY2012	FY2013	FY2014
Dr. S. Sutardja Target Pay Opportunity	$13,324,040	$13,916,750	$8,385,200
Dr. S. Sutardja Realizable Pay	$963,076	$3,836,000	$10,091,000
Total Shareholder Return (as of FYE 2014)	-6.5%	0.0%	64.7%

Note: Realizable LTI values based on January 31, 2014 (last trading day of fiscal 2014) MRVL closing price of $14.93.

The chart indicates that Dr. S. Sutardja’s realizable pay over the last few years is well aligned with our stock performance. This is because the largest portion of his target pay opportunity is provided in the form of equity-based long-term incentive awards, of which a majority has been in the form of stock options that have no realizable value if share price has not increased and/or other performance goals have not been met.

The impact of company performance on Dr. S. Sutardja’s realizable pay highlights the continued alignment of the CEO compensation program with shareholder interests.

Fiscal 2014 Named Executive Officer Compensation Determination

Compensation Philosophy

The ECC oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. Our primary business objective is to create long-term value for our shareholders. To achieve this objective, the executive compensation program is intended to achieve five primary objectives:

•	Market Competitive: Provide a market-competitive level of total compensation opportunity that reflects the individual executive’s role and ability to impact business performance;

•	Performance Based: Establish an explicit link between compensation and both overall business results and individual performance;

•	Long-Term Focused: Promote a long-term focus for our named executive officers through incentive compensation;

•	Aligned with Shareholders: Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value; and

•	Equity Stake: Share the enterprise value created by our named executive officers and employees through distribution of equity to key employees.

The ECC believes that both the elements and level of fiscal 2014 compensation for executive officers was consistent with the five primary objectives contained in our compensation philosophy as well as the overall goal of emphasizing sustained share price growth. In particular, the ECC believes that the structure and level of our fiscal 2014 compensation was linked to our business performance.

Fiscal 2014 Peer Group

During fiscal 2014, the ECC reviewed its pre-existing peer group for alignment with companies that are similar in revenue, industry segment and/or which compete with us for talent. The ECC utilized competitive market compensation data based on the practices of the revised peer group to guide fiscal 2014 pay decisions:

Peer Group for Fiscal 2014

Company	Status for Fiscal 2014 Peer Group
Adobe Systems Incorporated	Remained Peer
Advanced Micro Devices, Inc.	Remained Peer
Altera Corporation	New Peer
Analog Devices, Inc.	Remained Peer
Broadcom Corporation	Remained Peer
Juniper Networks, Inc.	Remained Peer
LSI Corporation	Remained Peer
NetApp, Inc.	Remained Peer
NVIDIA Corporation	Remained Peer
QUALCOMM Incorporated	Remained Peer
Xilinx, Inc.	Remained Peer
Texas Instruments Inc	Removed

Description of Fiscal 2014 Peer Group

•

Consists of semiconductor companies and other similarly-sized companies in the technology industry the executive compensation committee believed to be generally comparable to us in terms of revenue, EBITDA margin and market value.

Changes from Fiscal 2013 Peer Group

•	The executive compensation committee took the following actions related to Marvell’s fiscal 2014 peer group:

•	Removed Texas Instruments Inc. due to concerns over company’s current size relative to that of Marvell;

•	Included Altera Corp., a smaller company relative to Marvell’s size but one with which Marvell competes for talent; and

•

Kept Qualcomm Inc. as a peer despite company’s current size relative to that of Marvell because the executive compensation committee determined the company to be a direct competitor with Marvell, both in terms of business and talent. Qualcomm has since been dropped from the peer group for FY2015.

The Determination Process After establishing our guiding principles and amending the peer group as outlined above, the ECC then determined the amount of each compensation element for the named executive officers in a two-step process, as follows:

Work Step	Description
1. Evaluate each element of compensation separately	Ensure that each component of compensation meets the desired objectives for that element (i.e., base salary, target annual incentive opportunity and equity awards).
2. Review the value of the total compensation package to ensure consistency and appropriateness	Ensure that:

•    In aggregate, the total value of the compensation package is reasonable when compared against the peer group; and

•    Compensation is consistent with market practices and all decisions are based on the judgment of the members of the ECC.

As a starting point, the ECC reviewed competitive compensation market data collected and analyzed by Mercer from the compensation peer group described above. The compensation data represented the most recently available data at the conclusion of calendar year 2012.

Key Elements of Compensation for Fiscal 2014

Fiscal 2014 Salaries

Following a year-end assessment of the named executive officers’ individual performance, the company’s financial performance, and a review of named executive officer compensation relative to our peer companies, the ECC decided to maintain fiscal 2013 base salary levels for Dr. S. Sutardja, our CEO and Dr. P. Sutardja, our former CTO. Mr. Feller, our then interim CFO, received an adjustment in relation to his role as Controller.

The resulting fiscal 2014 named executive officer salaries were below the median of peer company salary data (as available at the time that the ECC approved our fiscal 2014 compensation programs).

Executive	Fiscal 2014 Base Salary	Fiscal 2013 Base Salary	Fiscal 2014 % Increase
Dr. S. Sutardja	$850,000	$850,000	0.0%
Mr. Feller[1]	$285,000	$274,010	4.0%
Dr. P. Sutardja	$425,000	$425,000	0.0%

(1)	Mr. Feller’s fiscal 2014 base salary of $285,000 was based on his role as Controller. He received a supplemental $ 50,000 (annualized) for his service as interim Chief Financial Officer.

Ms. Dai, Mr. Rashkin, and Dr. Wu were not named executive officers at the time of the year-end assessment, and as such, their fiscal 2014 base salaries were not determined by the ECC. Fiscal 2014 base salaries for Ms. Dai, Mr Rashkin and Dr. Wu were as determined for their prior roles for Marvell Semiconductor, Inc. as Vice President, Datacom, Project Manager and Vice President, Data Storage Technology, respectively.

Executive	Fiscal 2014 Base Salary	Fiscal 2013 Base Salary	Fiscal 2014 % Increase
Ms. Dai	$510,000	$510,000	0.0%
Mr. Rashkin[1]	$120,000	$120,000	0.0%
Dr. Wu	$312,833	$284,394	10.0%

(1)	Mr. Rashkin’s fiscal 2013 and 2014 salary reflects his part-time role at the time that the salary was determined and was calculated as 75% of an equivalent full-timesalary of $160,000.

No changes were made to the compensation for Ms. Dai, Mr. Rashkin, and Dr. Wu during fiscal 2014 in relation to their appointment as executive officers. The ECC is considering their current roles in determining appropriate compensation for fiscal 2015. For more information, please see “Key Fiscal 2015 Compensation Program Decisions” below.

Fiscal 2014 Annual Incentive Plan

The fiscal 2014 annual incentive plan for named executive officers was funded based on a combination of aggressive revenue, net operating profit and net operating margin goals. The funding amount varied based on the achievement of goals at threshold, target and maximum levels. The funding formula was a pre-established, objective formula, and the fiscal 2014 incentive plan was intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

To establish fiscal 2014 plan goals the ECC first determined threshold, target and maximum performance objectives for revenue and net operating margin. Then the ECC set the annual incentive plan performance goals to be the net operating profit resulting from achievement of the threshold, target and maximum objectives for both revenue and net operating margin.

Level of Achievement	Revenue ($M)	Non-GAAP Net Operating Margin	Non-GAAP Net Operating Profit ($M)
Threshold	$3,332	17.3%	$576
Target	$3,507	18.1%	$634
Maximum	$3,994	23.0%	$919

Note: For purposes of the 2014 annual incentive plan, non-GAAP net operating profit and non-GAAP net operating margin are calculated by adjusting operating profit and operating margin calculated under generally accepted accounting principles (“GAAP”) to exclude the impact of (i) non-cash stock-based compensation charges recognized under FASB ASC Topic 718 and (ii) non-recurring items.

For fiscal 2014, the ECC set very challenging company goals that were based on significant improvements in company financial performance. Furthermore, the ECC considered the absolute level of financial performance goals for fiscal 2014 and determined that the target and maximum annual incentive payouts for named executive officers needed to be recalibrated specifically for fiscal 2014. Based on this review, the named executive officer target opportunities for fiscal 2014 were set significantly lower than in fiscal 2013 and significantly lower than typical market practice. The incentive opportunity for achievement of target performance for Dr. S. Sutardja, Mr. Feller and Dr. P. Sutardja was set at only 25% of the fiscal 2013 level, and the maximum opportunity was calibrated to align with the fiscal 2013 target opportunity.

	Fiscal 2013 Annual Incentive Opportunity (% of Base Salary1)				Fiscal 2014 Annual Incentive Opportunity (% of Base Salary1)
Executive	Below Threshold	Threshold Performance	Target Performance	Maximum Performance	Below Threshold	Threshold Performance	Target Performance	Maximum Performance
Dr. S. Sutardja	0%	37.5%	150%	300%	0%	18.75%	37.5%	150%
Mr. Feller[2]	n/a	n/a	40%	n/a	0%	5%	10%	40%
Dr. P. Sutardja	0%	12.5%	50%	100%	0%	6.25%	12.5%	50%

(1)	Annual incentive payout is calculated using a straight line interpolation for performance between threshold and target or between target and maximum.
(2)	Mr Feller was not a participant in the fiscal 2013 Section 162(m) annual incentive plan.

Despite fiscal 2014 being the start of a turnaround for the company, both for top and bottom line financial growth, the improvement in company financial performance was not sufficient to result in any annual incentive plan payouts for named executive officers under the fiscal 2014 annual incentive plan.

Executive	Fiscal 2014 Base Salary	Fiscal 2014 Target Incentive Opportunity (% of Base Salary)	Actual Fiscal 2014 Annual Incentive Payout (% of Target)
Dr. S. Sutardja	$850,000	$318,750 (37.5%)	0%
Mr. Feller	$285,000	$28,500 (10.0%)	0%
Dr. P. Sutardja	$425,000	$53,125 (12.5%)	0%

Ms. Dai, Mr. Rashkin and Dr. Wu were not participants in the fiscal 2014 Section 162(m) annual incentive plan as they were not named executive officers at the time the plan goals were determined by the ECC and did not receive any cash incentive payout for fiscal 2014.

The ECC remains determined to continue to review incentive opportunities relative to the difficulty of plan goals and affordability of payouts relative to financial performance.

Fiscal 2014 Long-Term Incentive Awards

Marvell’s executive compensation packages are designed to ensure that a substantial portion of named executive officer compensation is linked to incentivizing and rewarding increases in our market capitalization through sustained share price growth. For fiscal 2014, the ECC decided to grant named executive officers stock options and service based RSUs for the following reasons:

•

The majority of the equity awards to named executive officers were granted as stock options to emphasize shareholder value creation. A significantly smaller portion of equity awards were granted as service based RSUs. In determining to grant service based RSUs the ECC noted that a substantial portion (40%) of outstanding named executive officer equity awards were already subject to performance-contingent vesting.

•

The stock options and service based RSUs were considered a combination grant by the ECC, with service based RSUs representing approximately 25% of total grant value and vesting after one year, and stock options representing 75% of total grant value and vesting in three equal installments after years 2, 3 and 4, such that approximately 25% of the total grant value vests each year for 4 years.

•	The mix and vesting schedule was consistent with equity awards made to all employees that received stock options during the fiscal 2014 focal grant cycle.

Each of the foregoing stock option and service based RSU awards were made pursuant to the 1995 Stock Plan and were granted on April 30, 2013. The exercise price of each stock option award was equal to $10.76, the closing price of our common shares as reported on the NASDAQ Global Select Market on April 30, 2013.

In light of company financial performance and shareholder feedback, the grant value of equity awards made to named executive officers in fiscal 2014 was substantially less than in the prior three fiscal years, with named executive officers receiving an average of 40% of fiscal 2013 equity value. The tables below provide the number of shares underlying the equity awards granted on April 30, 2013.

Awards to executives who were named executive officers at the time of focal grants included:

	RSUs		Stock Options
Executive	Number	Grant Date Value	Number	Grant Date Value	Total Value
Dr. S. Sutardja	200,000	$2,104,000	1,500,000	$5,112,450	$7,216,450
Mr. Feller	4,000	$42,080	45,000	$153,374	$195,454
Dr. P. Sutardja	20,000	$210,400	150,000	$511,245	$721,645

Awards to other current named executive officers who were not named executive officers at the time included:

	RSUs		Stock Options
Executive	Number	Grant Date Value	Number	Grant Date Value	Total Value
Ms. Dai[1]	160,000	$1,683,200	450,000	$1,533,735	$3,216,935
Mr. Rashkin	0	$0	0	$0	$0
Dr. Wu	16,000	$168,320	120,000	$408,996	$577,316

(1)	RSU grants to Ms. Dai consisted of 60,000 service based RSUs and up to 100,000 performance based RSUs. Based on fiscal 2014 performance, 3,330 of the performance based RSUs were earned.

Ms. Dai, Mr. Rashkin, and Dr. Wu did not receive any long-term incentive awards during fiscal 2014 in relation to their appointment as executive officers. The ECC is considering their current roles in determining appropriate long-term incentive awards for fiscal 2015. For more information, please see “Key Fiscal 2015 Compensation Program Decisions” below.

Assumptions used in valuing the stock option grants included:

Methodology	Black-Scholes
Grant Date	April 30, 2013
Exercise Price/FMV	$10.76
Volatility	44.63%
Expected Term	4.96 years
Dividend Yield	2.41%
Valuation	$3.41
Valuation of 1,500,000 Options	$5,112,450

Total Compensation Value and Competitive Positioning

The ECC positioned the fiscal 2014 named executive officer compensation packages to be consistent with the compensation philosophy and compensation principles discussed above. The table below presents the resulting positioning of fiscal 2014 compensation for our named executive officers:

(i) As a percentage of the median (50th percentile) of competitive compensation data collected for the 2014 peer group companies; and

(ii) As a percentile rank relative to competitive compensation data collected for the 2014 peer group companies.

The value attributed to the equity awards is equal to the grant date accounting value of the awards. The named executive officer competitive compensation positioning is relative to publicly disclosed compensation information for the 2014 peer group companies as available at the time that the ECC approved our fiscal 2014 compensation programs, and therefore reflects historical not current year compensation. For purposes of the table below, “AIP” means Annual Incentive Plan, “LTI” means Long-Term Incentive.

		As a % of Median of 2014 Peer Group Companies			Percentile Rank Relative to 2014 Peer Group Companies
Pay Element	Performance Assumption	Dr. S. Sutardja	Mr. Feller	Dr. P. Sutardja	Dr. S.Sutardja		Mr. Feller		Dr. P. Sutardja
Salary	—	93%	59%	97%	38	%ile	<25	%ile	<25	%ile
Total Cash Compensation (Salary + AIP)	Target AIP Payout	55%	46%	51%	<25	%ile	<25	%ile	<25	%ile
Total Cash Compensation (Salary + AIP)	Maximum AIP Payout	100%	58%	68%	50	%ile	<25	%ile	<25	%ile
Total Direct Compensation (Salary + AIP + LTI)	Target AIP Payout	74%	20%	41%	37	%ile	<25	%ile	<25	%ile
Total Direct Compensation (Salary + AIP + LTI)	Maximum AIP Payout	82%	24%	46%	41	%ile	<25	%ile	<25	%ile

Note: The ECC did not determine fiscal 2014 compensation for Ms. Dai, Mr. Rashkin, and Dr. Wu as they were not named executive officers at the time that fiscal 2014 compensation decisions were made and no changes were made to their compensation during fiscal 2014 in relation to changes in role.

Outstanding Performance Based Awards

Prior to fiscal 2011, performance based awards were granted in the form of stock options; for fiscal 2011, performance based awards were granted in the form of RSUs which were subject to a two-year performance period and are no longer outstanding; for fiscal 2012, performance based awards were granted in the form of market-based stock options. No performance based awards were granted in fiscal 2013, and in fiscal 2014, Ms. Dai received a performance based award in the form of RSUs.

The table below provides detailed information regarding outstanding performance based awards by executive grant, including vesting conditions and number of shares vesting based on fiscal 2014 performance.

Executive	Fiscal Year of Grant	Total Number of Shares (options or RSUs) Granted in Grant Year (#)	Number of Shares That Could Vest For Fiscal 2014 Performance Period (#)	Performance Measure	Actual Number of Shares Vested For Fiscal 2014 Performance Period (#)
Dr. S. Sutardja	2012	1,400,000 (options)	1,400,000	Share Price[3]	0
	2009	390,000 (options)	292,500	Relative Operating Margin[4]	0
Ms. Dai	2014	100,000 (RSUs)	100,000	Revenue[5]	3,330
	2012	360,000 (options)	360,000	Share Price[3]	0
Mr. Feller[1]	2012	50,000 (options)	50,000	Share Price[3]	0
Dr. P. Sutardja[2]	2012	300,000 (options)	300,000	Share Price[3]	0
Dr. Wu	2012	50,000 (options)	50,000	Share Price[3]	0

(1)	Mr. Feller’s outstanding equity was cancelled in fiscal 2014 due to his decision to resign from his role as interim Chief Financial Officer.
(2)	Dr. Sutardja’s outstanding equity was cancelled in fiscal 2014 due to his decision to resign from his role as Chief Technology Officer and Chief Research and Development Officer
(3)	Share price equals or exceeds an average of $24.70 for a period of 200 consecutive trading days prior to the 5th anniversary; service through April 1, 2013
(4)	Operating margin is at or above the 60th percentile of a Performance Peer Group (listed below)
(5)	Applicable business unity threshold revenue goals for fiscal 2014 were met — see below for additional detail

Share Price

Performance based stock options have a ten-year term and vest contingent on the achievement of a stringent average stock price hurdle before April 29, 2016. If the closing price of our common shares as reported by the NASDAQ Global Select Market equals or exceeds an average of $24.70 for a period of 200 consecutive trading days prior to the 5th anniversary of the date of grant (the “Trigger Event”), then 100% of the shares subject to the stock option will vest on the date of the Trigger Event, subject to continued service through both the date of the Trigger Event and April 1, 2013. Each of the performance-based stock options will immediately expire if the Trigger Event does not occur prior to the 5th anniversary of the date of grant.

Relative Operating Margin

Pursuant to the terms of the grant made to Dr. S. Sutardja, the 2009 performance-based stock options were to vest based on our Modified Non-GAAP Operating Margin (defined below) as measured over five annual performance periods. In each of the first four annual performance periods, beginning with fiscal 2010 and ending with fiscal 2013, 25% of the stock option shares (or 97,500 shares), may vest depending on actual performance as measured against the following performance objectives:

•

Full vesting of an annual tranche occurs if, for each annual performance period, the Modified Non-GAAP Operating Margin (defined below) for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year end for the companies in our “Performance Peer Group” (listed below). If we do not meet the Modified Non-GAAP Operating Margin (defined below) target for any annual performance period, then the stock option shares otherwise eligible for vesting in such period are to be carried forward to the next performance period and aggregated with the stock option shares eligible to vest during that period and may vest upon achievement of the subsequent year’s performance objectives. For purposes of this performance based stock option, the Performance Peer Group consists of Altera Corporation, Analog Devices, Inc., Broadcom Corporation, LSI Corporation, Micron Technology, Inc., National Semiconductor Corporation, NVIDIA Corporation, SanDisk Corporation, UTStarcom, Inc. and Xilinx, Inc. If there are less than eight companies remaining in the Performance Peer Group for any performance period, the Performance Peer Group will be expanded to include all of the U.S.-based publicly traded companies in the Philadelphia Stock Exchange’s Semiconductor Index at that point in time; and

•

If, at the end of fiscal 2013, any stock option shares remain unvested, then such stock option shares may vest in a final annual performance period covering fiscal 2014 if the Modified Non-GAAP Operating Margin for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year-end for the companies in our “Performance Peer Group.”

For purposes of this performance based stock option award, “Modified Non-GAAP Operating Margin” with respect to a company shall mean its operating margin determined by adjusting operating margin calculated under generally accepted accounting principles (“GAAP”) to exclude the impact of (i) non-cash stock-based compensation charges recognized under FASB ASC Topic 718 and (ii) non-cash acquisition-related charges, including intangible amortization and in-process research and development charges.

Revenue

Pursuant to the terms of the grant made to Ms. Dai, the 2014 performance based RSUs were to vest on April 1, 2014 based on the achievement of revenue goals for the data communications business for fiscal year 2014, as follows:

•	Zero stock units were to vest if applicable revenue for fiscal 2014 was at or less than threshold revenue goal of $1.7159 million.

•	50,000 stock units were to vest if applicable revenue for fiscal 2014 was at the target revenue goal of $1.8113 million.

•	100,000 stock units were to vest if applicable revenue for fiscal 2014 was at or above the maximum revenue goal of $1.9066 million.

•	The final number of stock units that were to vest if applicable revenue for fiscal 2014 was between threshold and target, or target and maximum would be calculated using straight line interpolation.

•	For purposes of Ms. Dai’s performance based RSU award, notwithstanding the foregoing, all performance based vesting was subject to continuous service through April 1, 2014.

At the time the revenue target was set, we believed that it would be difficult but achievable to meet or exceed the target based on our historical experience in achieving applicable business unit revenues.

Actual Performance and Vesting

During fiscal 2014, we measured the financial performance associated with each named executive officer’s respective performance based equity grants and determined the number of awards that would vest during the fiscal 2014 performance period for each grant.

•	The Trigger Event for the performance based stock options that have a ten-year term and vest contingent on the achievement of a stringent average stock price was not met;

•

In the case of the fiscal 2009 performance based option award for Dr. S. Sutardja, the Modified Non-GAAP Operating Margin performance was not equal to or greater than the 60th percentile of the comparably calculated peer group operating margin for the four consecutive fiscal quarters ending before our fiscal year. As a result, the unvested portion of the award expired; and

•

In regard to Ms. Dai’s fiscal 2014 performance based RSU grant, data communications revenue was above the threshold revenue goal and 3,330 shares vested on April 1, 2014. The unvested portion of the award expired.

Benefits

Our named executive officers are eligible to participate in our life, health and welfare benefit programs and our tax-qualified Section 401(k) plan. They participate in these plans on the same terms and conditions as our other salaried employees. Beginning in January 2011, employees’ contributions to the Section 401(k) plan are matched dollar for dollar up to a maximum of $500 for each quarter of the calendar year.

We also offer all employees, including our named executive officers, the ability to purchase our common shares at a discount under our 2000 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). Employees who own more than 5% of our stock may not participate in the ESPP. As a result, Dr. S. Sutardja and Ms. Dai are not, and Dr. P. Sutardja was not, eligible to participate in the ESPP. Named executive officers did not receive any employee benefits or perquisites in fiscal 2014 other than the employee benefits and perquisites provided to all employees and the one described in the paragraph below.

The ECC has approved a formal policy for personal use of our corporate jet. This policy permits personal use of our corporate jet only by Dr. S. Sutardja, as our CEO. Dr. S. Sutardja may use our jet for three personal round trip flights annually. Any additional personal use of our corporate jet by Dr. S. Sutardja requires the approval of the ECC. For purposes of the three round trip limitation, a multi-stop trip will be considered one round trip flight. Dr. S. Sutardja may be accompanied by his family and friends and any persons involved in a charitable interest of Dr. S. Sutardja or he may permit any of these people to use the jet in his place within the guidelines. During fiscal 2014, Dr. S. Sutardja did not make use of the jet for any personal flights.

Risk Considerations

During fiscal year 2014, the ECC requested of Mercer, and later discussed with management, an assessment of our compensation programs for (i) the named executive officers, (ii) the broad-based population and (iii) sales professionals. The purpose of the review was to determine whether such programs might encourage inappropriate risk taking that could result in a material adverse effect. Mercer, with the help of management, reviewed these programs considering:

•	Pay mix;

•	Caps on incentive pay;

•	Performance measures;

•	Funding mechanisms; and

•	Plan governance.

The annual risk assessment specifically noted that:

•	Our emphasis on long-term incentives for named executive officers, as described above, minimizes large windfalls based on short-term performance;

•	Stock options granted to named executive officers do not begin vesting for two years, rewarding long-term shareholder growth not short-term results

•	As discussed elsewhere, annual incentives are paid pursuant to fixed, pre-established financial and strategic objectives, consistent with the requirements of Section 162(m);

•

Dr. S. Sutardja and Ms. Dai collectively owned approximately 13% of our outstanding common shares as of April 26, 2013. This strongly aligns the financial interests of the two executives with that of shareholders. We have executive stock ownership guidelines that apply to all named executive officers and, in general, strong corporate governance features that provide protection against possible windfall payouts to the named executive officers;

•

No material changes were made for fiscal 2014 to the broad-based annual incentive plan or sales incentive plans. These plans continue to provide no material risk of encouraging inappropriate risk taking. Specific features that help to mitigate potential risk taking include:

—The broad-based incentive plan contains individual caps with manager and CEO approval required, thus mitigating the opportunity for windfall payouts; and contain multiple layers of performance, thus mitigating the ability to impact short-term results by excessive risk taking

—The sales incentive plan funding is uncapped but award determination incorporates manager allocation and individual annual bonus opportunities are moderate, mitigating potential for windfall payouts

—Limited incentive or ability for sales personnel to undercut pricing

•

Broad-based employee equity awards for fiscal 2014 consisted of either a fixed mix of stock options and RSUs (no Equity Choice) similar to the named executive officers, or all RSUs. Equity awards are broadly used to align employees to long-term company value creation and to provide retention through vesting of equity over time. The broad-based equity award levels, vehicles and vesting conditions do not encourage inappropriate risk-taking

Based on such assessment, the ECC concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Factors Considered in Determining Executive Compensation

Employment Agreements

We do not have any employment, change-in-control, or severance agreements or arrangements with any of our named executive officers. This enables us to terminate their employment with flexibility as to the terms of any severance arrangement.

Other Considerations

Equity Grant Practices

Our board of directors has adopted a policy with respect to our stock option grant practices. Our current policy covers, among other things, the following:

All stock option grants must have an exercise price per share no less than the per share fair market value of our common shares on the date of grant, as determined under the appropriate U.S. financial accounting rules and the applicable rules and regulations under the U.S. securities laws.

The ECC or a subcommittee thereof has the authority to approve equity grants to employees, provided that only the ECC (and not a subcommittee) may approve equity grants to our executive officers.

Equity grants to newly hired employees are made monthly during regularly scheduled ECC or subcommittee meetings. An equity award proposal is generally prepared for consideration by the second month following the month of the new employees’ date of hire. These awards may only be made by the ECC or a subcommittee of the ECC, and are typically based upon the recommendation of the CEO. It is Marvell’s policy for equity grants to newly hired employees to vest over five years.

Annual focal equity grants to employees are generally made after the annual performance review process is completed and are scheduled to be made no later than the last Friday of our fiscal month in April in each calendar year, provided that such grants shall not be made during any period of time commencing with the last day of a fiscal quarter and ending with the first full trading day following our earnings release for such quarter. If focal awards have not been granted by the last Friday of the fiscal month of April, then focal awards are to be granted during an ‘open window’ as set forth in our insider trading policy. Other than with respect to annual focal equity grants, grants to named executive officers must be made during an ‘open window.’

Management regularly reviews share usage (run rate), potential dilution and total cost of equity grants with the ECC, relative to internal and external benchmarks, to ensure that share usage is carefully and appropriately managed. The table below shows the company run rate for the three most recent fiscal years (all shares granted are in thousands):

	Share-Based Run Rate (All Stock Options and RSUs Granted)		Stock Option Equivalent Based Run Rate (2:1 Stock Option to Full Value Share Conversion)

Fiscal Year	# Granted	% Average Common Shares Outstanding	# Stock Option Equivalents	% Average Common Shares Outstanding

2014	22,750	4.53%	26,578	5.29%
2013	14,411	2.60%	21,781	3.92%
2012	13,503	2.22%	20,380	3.35%

Policy Concerning Recoupment of CEO and CFO Bonuses Following Restatements

In the event of a restatement of our financial results, where a bonus was paid to the CEO and/or the CFO based on financial results that were subject to the restatement and there is finding by a majority of the disinterested members of our board of directors at the time of the restatement that the restatement was due, in whole or in part, to the gross recklessness or intentional misconduct of either the CEO or CFO, respectively, our board of directors shall review all such bonuses for the period(s) in which the results were restated. If such bonuses would have been lower had they been calculated based on the restated results, our board of directors will, to the extent permitted under applicable law, seek to recoup for the benefit to us of all such bonuses paid to the CEO and/or CFO, as applicable. This policy shall apply in addition to any right of recoupment against the CEO and the CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines for Executive Officers

Our board of directors has established equity ownership guidelines for our executive officers designed to encourage long-term stock ownership and more closely link their interests with those of our other shareholders. These guidelines were amended in March 2012 to provide that, within a five-year period, executive officers should have actual ownership of common shares equal in value to six times the annual base salary for the CEO and two times their respective annual base salary for the other named executive officers. Our board of directors reviews progress against these guidelines annually and updates them as appropriate. Each of our currently employed named executive officers has either satisfied these ownership guidelines or has time remaining to do so as of the date of this proxy statement.

Role of Consultants

The ECC engages executive compensation consulting firms to provide advice and market data relating to executive compensation. Such compensation consulting firms serve at the discretion of the ECC. In fiscal 2014, the ECC engaged Mercer. Mercer serves at the discretion of the ECC to provide analysis, advice and guidance with respect to compensation.

During fiscal year 2013, the Securities and Exchange Commission (SEC) issued new rules under the Dodd-Frank Act concerning compensation consultant independence. Under these rules the ECC must determine whether any work completed by a compensation consultant raised any conflict of interest after taking into account six independence-related factors. For fiscal 2014, the ECC has reviewed these six factors in their totality as they apply to Mercer and determined that no conflict of interest exists.

Tax Considerations

Section 162(m) of the Code places a $1 million limit on the amount of compensation we can deduct in any one year for compensation paid to the CEO and each of the three other most highly-compensated executive officers employed by us at the end of the year (other than our CFO). The ECC considers the potential effects of Section 162(m) on the compensation paid to our named executive officers.

We have determined that, for fiscal 2014, the compensation earned by each of our named executive officers is deductible by us under Section 162(m), except for a portion of the compensation earned by Dr. S. Sutardja and Ms. Dai that was in excess of $1 million.

While we cannot predict how the $1 million deduction limit may impact our executive compensation program in future years, the ECC intends to maintain an approach to executive compensation that strongly links pay to performance. While the ECC had not adopted a formal policy regarding the tax deductibility of the compensation paid to our CEO and other named executive officers for fiscal 2014, the ECC intends to review the tax deductibility under Section 162(m) of executive compensation. However, the ECC may, in its judgment, authorize and pay compensation that does not satisfy the requirements of this or any of the other exemptions to the $1 million deduction limit when it believes that such compensation is necessary and appropriate to attract and retain key executives. In fiscal 2011, we obtained approval for a plan intended to comply with Section 162(m) and established a fiscal 2014 incentive compensation program to qualify under Section 162(m). Going forward, compensation decisions related to non-equity bonuses will be designed to qualify under Section 162(m), with the exception of any discretionary awards that the ECC believes are necessary and appropriate to reward and retain the named executive officers.

Section 409A of the Code (“Section 409A”) imposes taxes in the event that an employee, including a named executive officer, receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, to assist our employees in avoiding the taxes imposed by Section 409A, we have structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting Considerations

We are required to estimate and record an expense for each equity award over its vesting period. The ECC reviews the effect of the compensation expense under FASB ASC Topic 718 for equity compensation to the named executive officers.

Insider Trading/Anti-Hedging

All employees, officers and directors of, and consultants and contractors to, Marvell or any of its subsidiaries are subject to our Insider Trading Prohibition Policy and Guidelines. The policy prohibits the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of material nonpublic information in securities trading. The policy also includes specific anti-hedging provisions.

To ensure compliance with the policy and applicable federal and state securities laws, all individuals subject to the policy must refrain from the purchase or sale of our securities except in designated trading windows. Even during a trading window period, certain identified insiders, which include the named executive officers and directors, must comply with our designated pre-clearance policy prior to trading in our securities. The anti-hedging provisions prohibit all employees, officers and directors from engaging in “short sales” of our securities or in trading market exchanged “derivative securities” tied to our securities.

In April 2008, our board of directors amended our insider trading policy to permit Rule 10b5-1 trading plans. None of our named executive officers had a Rule 10b5-1 plan in effect at April 1, 2014.

Key Fiscal 2015 Compensation Program Decisions

For fiscal 2015, the ECC intends to continue in its efforts to improve the named executive officer compensation program and ensure appropriate reward for the achievement of strategic goals. The ECC determined to retain elements of the fiscal 2014 named executive officer compensation program that already promote strong pay for performance alignment, such as the overall compensation philosophy as discussed above and the annual incentive plan linked to company financial performance, but made changes for fiscal 2015 to certain compensation program elements such as the peer group and the long-term incentive awards.

Fiscal 2015 Peer Group Revision

For purposes fiscal 2015 compensation decisions, the ECC responded to shareholder feedback by reviewing its pre-existing peer group for alignment with companies that are similar in revenue, industry segment and/or which compete with us for talent. Following its review, the ECC made changes to the peer group, as described below. In addition, the ECC acknowledges that the peer group should continue to evolve in tandem with Marvell’s evolving size, performance, and business strategy. As a result, the ECC will continue monitoring the peer group to ensure that peers are similar in terms of revenue, industry segment and/or competition for talent. The ECC utilized competitive market compensation data based on the practices of the revised peer group to guide fiscal 2015 pay decisions:

Peer Group for Fiscal 2015

Company	Status for Fiscal 2015 Peer Group
Adobe Systems Incorporated	Remained Peer
Advanced Micro Devices, Inc.	Remained Peer
Altera Corporation	Remained Peer
Analog Devices, Inc.	Remained Peer
Broadcom Corporation	Remained Peer
Juniper Networks, Inc.	Remained Peer
LSI Corporation	Remained Peer
NetApp, Inc.	Remained Peer
NVIDIA Corporation	Remained Peer
Xilinx, Inc.	Remained Peer
QUALCOMM Incorporated	Removed

Description of Fiscal 2015 Peer Group

•

Consists of semiconductor companies and other similarly-sized companies in the technology industry the executive compensation committee believed to be generally comparable to us in terms of revenue, EBITDA margin and market value.

•	Includes companies that the executive compensation committee recognizes are similar to us in terms of industry segment and/or which compete with us for talent.

•	The executive compensation committee believed that this peer group is useful for calibrating compensation levels, corporate performance, and appropriate performance metrics.

Fiscal 2014 Peers Removed from Peer Group

•	Removed Qualcomm Inc. due to concerns over company’s current size relative to that of Marvell.

Fiscal 2015 Salaries

Following the year-end assessment of officer and company performance, a study of officer compensation relative to the peer companies and a review of shareholder feedback, the ECC decided that there would be no salary increase for the CEO for fiscal 2015. Base salaries for Ms. Dai, Mr. Rashkin and Dr. Wu were adjusted to $560,000, $400,000 and $400,000 respectively, to reflect their new roles within the organization. The new salaries for Ms Dai and Dr. Wu are effective April 1, 2014 consistent with salary increase effective dates for the broader employee population. The new salary for Mr. Rashkin is effective February 2, 2014 (the first day of fiscal 2015) as his prior salary had not reflected his transition from a part-time to full-time role.

Fiscal 2015 Annual Incentive Plan

In response to shareholder feedback, the ECC continues to align executive pay with company performance. Similar to the fiscal 2014 plan, the fiscal 2015 annual incentive plan for executive officers will be funded based on achievement of revenue and modified non-GAAP operating income goals. The fiscal 2015 incentive plan is intended to qualify under Section 162(m).

The target and maximum amount of awards payable for each of our named executive officers is set forth in the table below:

Executive	Fiscal 2015 Base Salary	Target Annual Incentive Opportunity	Maximum Annual Incentive Opportunity
Dr. S. Sutardja	$850,000	$1,275,000 (150% of Base Salary)	$2,550,000 (300% of Base Salary)
Ms. Dai	$560,000	$448,000 (80% of Base Salary)	$896,000 (160% of Base Salary)
Mr. Rashkin	$400,000	$200,000 (50% of Base Salary)	$400,000 (100% of Base Salary)
Dr. Wu	$400,000	$200,000 (50% of Base Salary)	$400,000 (100% of Base Salary)

Fiscal 2015 Long-Term Incentive Awards

Marvell’s compensation packages are designed to ensure that a substantial portion of named executive officer compensation is linked to incentivizing and rewarding the increase of our market capitalization through sustained company performance and share price growth. For fiscal 2015 and in response to shareholder feedback, the ECC currently intends to accomplish this objective by granting equity awards to named executive officers as follows:

•	75% as performance-contingent equity awards with potential vesting of tranches on April 1, 2015 and April 1, 2016 subject to achievement of pre-determined company goals

•	25% as stock options with equal vesting on each of April 1, 2017 and April 1, 2018

The ECC has not yet completed the fiscal 2015 long-term incentive award decision making process, but intends for the awards to focus named executive officers on achieving key company financial and strategic goals to drive long-term value creation. As detailed above, a large majority of the fiscal 2015 equity awards will be subject to performance-contingent vesting measured according to the following metrics:

•	Revenue

•	Modified Non-GAAP Operating Income

•	Strategic Objectives

Each of the stock option and performance-contingent equity awards are to be made pursuant to the 1995 Stock Plan.

Compensation Committee Report

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the information by reference in such filing.

The ECC for fiscal 2014 consisted of the following members: Dr. Gromer, Dr. Kassakian, Mr. Krueger and Dr. Thakur, who was appointed to the ECC on March 21, 2013.

The ECC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the ECC has recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and this proxy statement.

Respectfully submitted by the members of the ECC of our board of directors:

Dr. Juergen Gromer (Chair)

Mr. Arturo Krueger

Dr. John G. Kassakian

Dr. Randhir Thakur

Summary Compensation Table for Fiscal 2014, 2013 and 2012

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Dr. Sehat Sutardja	2014	850,000		—	2,104,000	5,112,450	—	—	1,603	(5)	8,068,053
Chief Executive Officer	2013	841,346		—	3,040,000	8,751,750	—	—	1,517		12,634,613
	2012	783,076		—	—	11,324,040	180,000	—	283,056		12,570,172

Weili Dai (6)	2014	510,000		—	1,683,200	1,533,735	—	—	1,603	(7)	4,359,738
President

Michael Rashkin (8)	2014	120,000		—	—	—	—	—	2,000	(9)	122,000
Chief Financial Officer

Dr. Zining Wu (10)	2014	307,911	(11)	—	168,320	408,996	—	—	47,135	(12)	932,362
Chief Technology Officer

Dr. Pantas Sutardja (13)	2014	425,000		—	210,400	511,245	—	—	36,295	(14)	1,182,940
Former Vice President, Chief Technology Officer and Chief Research and Development Officer	2013	423,442		—	638,400	1,983,730	—	—	3,517		3,049,089
	2012	413,292		—	—	2,426,580	24,960	—	156,030		3,020,862

Brad D. Feller (15)	2014	304,810		—	42,080	153,374	—	—	23,387	(16)	523,651
Former Interim Chief Financial Officer	2013	287,642		40,000	—	656,381	—	—	2,598		986,621

(1)	The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our common shares at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.
(2)	The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 12 of Notes to Consolidated Financial Statements in Part I, Item 8 of our Annual Report Form 10-K for fiscal 2014. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(3)	Companies make different assumptions regarding the volatility input when determining the estimated grant date fair value of stock option awards in accordance with FASB ASC Topic 718. We used an equally weighted combination of historical stock price volatility and implied volatility in our financial statements beginning in fiscal 2012. The implied volatility is derived from traded options on our stock in the marketplace and the historical volatility is based on the actual historical changes in our stock price over an extended period of time prior to the grant. Because many companies use only an implied volatility, which is based on the level of volatility assumed in the market prices of freely traded options as of the date of grant, we believe it is useful to provide investors with what the value of stock option awards would be had we used only implied volatility as an input for comparative purposes. The following table presents the grant date fair value of our stock option awards in fiscal 2014 assuming an implied volatility of 41% (compared to a blended implied and historical volatility of 49%), the grant date fair value of our stock option awards in fiscal 2013 assuming an implied volatility of 37% (compared to a blended implied and historical volatility of 44%), and the grant date fair value of our stock option awards in fiscal 2012 assuming an implied volatility of 34% (compared to a blended implied and historical volatility of 42%).

Named Executive Officer	Fiscal Year	Option Awards Calculation Using Blended Volatility ($)	Option Awards Calculation Using Implied Volatility ($)	(Decrease) to Total Compensation Using Implied Volatility ($)
Dr. Sehat Sutardja	2014	5,112,450	4,627,350	(485,100)
Dr. Sehat Sutardja	2013	8,751,750	7,581,000	(1,170,750)
Dr. Sehat Sutardja	2012	11,324,040	9,200,448	(2,123,592)
Brad D. Feller	2014	153,374	138,821	(14,553)
Brad D. Feller	2013	656,381	568,575	(87,806)
Dr. Pantas Sutardja	2014	511,245	462,735	(48,510)
Dr. Pantas Sutardja	2013	1,983,730	1,718,360	(265,370)
Dr. Pantas Sutardja	2012	2,426,580	1,971,525	(455,055)
Weili Dai	2014	1,533,735	1,388,205	(145,530)
Dr. Zining Wu	2014	408,996	370,188	(38,808)

(4)	The amounts shown in this column represent annual cash incentive awards made to the named executive officers under our fiscal 2014 annual incentive plan, which is intended to qualify under Section 162(m). Further information regarding the fiscal 2014 awards is included in the section entitled “Elements of Executive Compensation for Fiscal 2014-Fiscal 2014 Annual Incentive Plan” in the Compensation Discussion and Analysis above. Ms. Dai, Mr. Rashkin and Dr. Wu did not participate in this plan in fiscal 2014.

(5)	This amount includes premium for basic life insurance of 2.5 times annual salary up to $600,000 in the amount of $1,603.
(6)	Ms. Dai was appointed President effective as of July 14, 2013.
(7)	This amount includes premium for basic life insurance of 2.5 times annual salary up to $600,000 in the amount of $1,603.
(8)	Mr. Rashkin was appointed Interim Chief Financial Officer effective as of December 10, 2013 and Chief Financial Officer effective as of February 17, 2014.
(9)	This amount represents matching contributions to 401(k) of $2,000.
(10)	Dr. Wu was appointed Chief Technology Officer effective as of January 15, 2014.
(11)	Dr. Wu’s annual salary was increased from $284,394 to $312,833 effective as of April 1, 2013 prior to his appointment as Chief Technology Officer.
(12)	This amount includes a payment for a Flexible Spending Account HR clerical error from 2012 of $996, group term life insurance premiums of $677, 401(k) match of $2,000, cash out of accrued vacation of $19,962, and payments under our non-executive patent award program to Dr. Wu prior to his appointment as an executive officer of $23,500.
(13)	Dr. Pantas Sutardja resigned as Vice President, Chief Technology Officer, and Chief Research and Development Officer effective as of January 15, 2014.
(14)	This amount includes premium for basic life insurance of 2.5 times annual salary up to $600,000 of $1,603, 401(k) match of $2,000 and cash out of accrued vacation of $32,692.
(15)	Mr. Feller was not a named officer in FY 2012. He was appointed Interim Chief Financial Officer effective as of October 16, 2012 and resigned effective as of December 10, 2013.
(16)	This amount includes matching contributions to 401(k) of $1,500, premium for basic life insurance of 2.5 times annual salary up to $600,000 in the amount of $558 and cash out of accrued vacation of $21,329.

Grants of Plan-Based Awards in Fiscal 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Dr. Sehat Sutardja	04/30/2013	—	—	—	—	—	—	—	1,500,000	10.76	5,112,450
	04/30/2013	—	—	—	—	—	—	200,000	—	—	2,104,000
		159,375	318,750	1,275,000	—	—	—	—	—	—	—

Weili Dai	04/30/2013	—	—	—	—	—	—	—	450,000	10.76	1,533,735
	04/30/2013	—	—	—	—	—	—	60,000	—	—	631,200
	04/30/2013	—	—	—	0	50,000	100,000	—	—	—	1,052,000

Dr. Zining Wu	04/30/2013	—	—	—	—	—	—	—	120,000	10.76	408,996
	04/30/2013	—	—	—	—	—	—	16,000	—	—	168,320

Dr. Pantas Sutardja(6)	04/30/2013	—	—	—	—	—	—	—	150,000	10.76	511,245
	04/30/2013	—	—	—	—	—	—	20,000	—	—	210,400
		26,563	53,125	212,500	—	—	—	—	—	—	—

Brad D. Feller(7)	04/30/2013	—	—	—	—	—	—	—	45,000	10.76	153,374
	04/30/2013	—	—	—	—	—	—	4,000	—	—	42,080
		14,250	28,500	114,000	—	—	—	—	—	—	—

(1)	This plan is intended to qualify under Section 162(m). The amounts represent the threshold, target and maximum dollar payouts under our Executive Incentive Performance Plan for fiscal 2014. There is no payout below threshold performance. There were no payments made under this plan for fiscal 2014 performance. Further information regarding this plan is included in the section entitled “Elements of Executive Compensation-Fiscal 2014 Annual Incentive Plan” in the Compensation Discussion and Analysis above. Ms. Dai, Mr. Rashkin and Dr. Wu did not participate in this plan.
(2)	Amounts shown represent RSUs issued under the 1995 Stock Plan that vested in full upon the named executive officer’s completion of a one-year service period, measured from April 1, 2013.
(3)	Amounts shown represent options issued under the 1995 Stock Plan that will, in general, vest and become exercisable in three equal annual installments upon the named executive officer’s completion of each year of service on the second, third and fourth anniversary, measured from April 1, 2013. The options have a term of 10 years from the date of grant.
(4)	The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our common shares at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 12 of Notes to Consolidated Financial Statements in Part I, Item 8 of our Annual Report Form 10-K for fiscal 2014. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5)	Companies make different assumptions regarding the volatility input when determining the estimated grant date fair value in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model. For additional details on the difference between the aggregate value of fiscal 2013 stock option awards using a blended volatility and implied volatility, see note (3) to the Summary Compensation Table for Fiscal 2014, 2013 and 2012.
(6)	Dr. Pantas Sutardja resigned as Vice President, Chief Financial Officer and Chief Research and Development Officer effective as of January 15, 2014, but continued on as an employee to assist in the transition until February 28, 2014. Each of the awards in the table above was cancelled upon his termination of employment effective as of February 28, 2014.
(7)	Mr. Feller resigned as Interim Chief Financial Officer effective as of December 10, 2013. Each of the awards in the table above was cancelled upon his resignation.

Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Plan Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Dr. Sehat Sutardja	292,000	(1)	—		—		34.3750	3/10/2016	—		—		—	—
	162,000	(2)	—		—		24.7950	5/25/2016	—		—		—	—
	235,000	(3)	—		—		14.01	12/28/2017	—		—		—	—
	226,800	(4)	—		—		14.01	12/28/2017	—		—		—	—
	97,500	(5)	—		292,500	(5)	6.84	12/18/2018	—		—		—	—
	300,000	(6)	—		—		6.84	12/18/2018	—		—		—	—
	—		—		—		—	—	25,000	(7)	373,250	(8)	—	—
	187,500	(9)	62,500	(9)	—		21.14	4/12/2020	—		—		—	—
	350,000	(10)	350,000	(10)	—		15.425	4/29/2021	—		—		—	—
	—		—		1,400,000	(11)	15.425	4/29/2021	—		—		—	—
	375,000	(12)	1,125,000	(12)	—		15.20	4/21/2022	—		—		—	—
	—		1,500,000	(13)	—		10.76	4/30/2023	—		—		—	—
	—		—		—		—	—	150,000	(14)	2,239,500	(8)	—	—
	—		—		—		—	—	200,000	(15)	2,986,000	(8)	—	—

Weili Dai	200,000	(6)	—		—		6.84	12/18/2018	—		—		—	—
	100,000	(16)	—		—		12.92	6/10/2019	—		—		—	—
	75,000	(9)	25,000	(9)	—		21.14	4/12/2020	—		—		—	—
	90,000	(10)	90,000	(10)	—		15.425	4/29/2021	—		—		—	—
	—		—		360,000	(11)	15.425	4/29/2021	—		—		—	—
	200,000	(12)	600,000	(12)	—		15.20	4/21/2022	—		—		—	—
	—		450,000	(13)	—		10.76	4/30/2023	—		—		—	—
	—		—		—		—	—	7,500	(7)	111,975	(8)	—	—
	—		—		—		—	—	60,000	(14)	895,800	(8)	—	—
	—		—		—		—	—	60,000	(15)	895,800	(8)	—	—
	—		—		—		—	—	3,300	(17)	49,717	(8)	—	—

Michael Rashkin	2,500	(6)	—		—		6.84	12/18/2018	—		—		—	—

Dr. Zining Wu	22,500	(9)	7,500	(9)	—		21.14	4/12/2020	—		—		—	—
	25,000	(10)	25,000	(10)	—		15.425	4/29/2021	—		—		—	—
	—		—		50,000	(11)	15.425	4/29/2021	—		—		—	—
	6,250	(12)	18,750	(12)	—		15.20	4/21/2022	—		—		—	—
	—		120,000	(13)	—		10.76	4/30/2023	—		—		—	—
	—		—		—		—	—	3,750	(7)	55,988	(8)	—	—
	—		—		—		—	—	10,000	(18)	149,300	(8)	—	—
	—		—		—		—	—	24,375	(14)	363,919	(8)	—	—
	—		—		—		—	—	16,000	(15)	238,880	(8)	—	—

Dr. Pantas Sutardja	218,000	(1)	—		—		34.3750	3/10/2016	—		—		—	—
	37,500	(9)	12,500	(9)	—		21.14	4/12/2020	—		—		—	—
	75,000	(10)	75,000	(10)	—		15.425	4/29/2021	—		—		—	—
	—		—		300,000	(11)	15.425	4/29/2021	—		—		—	—
	85,000	(12)	255,000	(12)	—		15.20	4/21/2022	—		—		—	—
	—		150,000	(13)	—		10.76	4/30/2023	—		—		—	—
	—		—		—		—	—	5,000	(7)	74,650	(8)	—	—
	—		—		—		—	—	31,500	(14)	470,295	(8)	—	—
	—		—		—		—	—	20,000	(15)	298,600	(8)	—	—

(1)	Fully vested on January 31, 2009.
(2)	Fully vested on May 25, 2008.
(3)	Fully vested on June 1, 2011.
(4)	Pursuant to the terms of the performance-based stock option agreements with Dr. Sehat Sutardja, the applicable target EPS for fiscal 2011 was attained and these options were fully vested on March 30, 2011.
(5)

This option is subject to performance-based vesting in four separate and equal annual performance tranches (each a “Tranche”) of 97,500 unvested options. Each Tranche will be associated with one of four completed fiscal years, beginning with our fiscal year 2010 and ending with our fiscal year 2013. The Tranche for any fiscal year will become vested and fully exercisable as of the prescribed due date on which our Annual Report on Form 10-K is required to be filed with the SEC for the corresponding fiscal year if our “Modified Non-GAAP Operating Margin” for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year for our “Performance Peer Group” (the “Performance Threshold”). If our “Modified Non-GAAP Operating Margin” for any fiscal year performance period is less than the applicable Performance Threshold, the options for such Tranche shall not vest immediately, but shall be added to the unvested options of the following year’s Tranche. If at the end of our fiscal year 2013, any performance-based stock options remain unvested as a result of the Performance Threshold not having been achieved for our fiscal year 2013, then such shares shall become eligible to vest in a final fifth annual Tranche associated with our fiscal year 2014. If any performance shares remain unvested as a result of the Performance Threshold not having been achieved for our fiscal year 2014, the remaining unvested options shall expire. The definition of “Modified Non-GAAP Operating Margin” and the list of companies in the “Performance Peer Group” for this performance-based stock option grant is set forth starting on page 32 of this proxy statement in the Compensation Discussion and Analysis above. Based on the Modified Non-GAAP Operation Margin results for the fiscal 2014 performance period, the ECC determined that the Performance Threshold was not met in fiscal 2014, and the unvested portion of the award expired. For more information, please see the Compensation Discussion and Analysis above.
(6)	Fully vested on December 15, 2012.
(7)	The RSU award vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2010, and 1/4th yearly thereafter.
(8)	The price per share of our common shares on the last trading day of fiscal 2014 was $14.93 as reported on the NASDAQ Global Select Market on January 31, 2014.
(9)

The option vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2010, and 1/4th yearly thereafter. The option will be fully vested on April 1, 2014.

(10)

The option vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2011, and 1/4th yearly thereafter. The option will be fully vested on April 1, 2015.

(11)

Performance-based stock options with a market-based condition were granted that have a ten-year term and vest contingent on the achievement of a stringent average stock price hurdle before April 29, 2016. If the closing price of our common shares as reported by the NASDAQ Global Select Market equals or exceeds an average of $24.70 for a period of 200 consecutive trading days prior to the 5th anniversary of the date of grant (the “Trigger Event”), then 100% of the shares subject to the option will vest on the date of the Trigger Event, subject to continued service through both the date of the Trigger Event and April 1, 2013. Each of the performance-based stock options will immediately expire if the Trigger Event does not occur prior to the 5th anniversary of the date of grant.

(12)

The option vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2012, and 1/4th yearly thereafter. The option will be fully vested on April 1, 2016.

(13)

The option vests as to 1/3 of the shares on the two year anniversary of the vesting commencement date, which was April 1, 2013, and 1/3rd yearly thereafter. The option will be fully vested on April 1, 2017.

(14)	The RSU award vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2012, and 1/4th yearly thereafter.
(15)	The RSU award vests as to 100% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2013.
(16)	Fully vested on June 10, 2013.
(17)	RSU award earned based on the achievement of fiscal 2014 revenue targets, as set forth in more detail starting on page 32 of this proxy statement in the Compensation Discussion and Analysis above. The ECC determined in March 2014 that 3,330 shares had been earned based on fiscal 2014 performance. The earned RSU award vests as to 100% of the earned shares on the one year anniversary of vesting commencement date, which is April 1, 2013, The unearned portion of the award expired.
(18)	The RSU award vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2011, and 1/4th yearly thereafter.

Option Exercises and Stock Vested in Fiscal 2014

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Dr. Sehat Sutardja	1,000,000	(2)	2,650,000	75,000	779,250
Weili Dai	—		—	27,500	285,725
Dr. Zining Wu	104,500		259,549	16,875	175,332
Dr. Pantas Sutardja	2,835,332	(3)	7,741,032	15,500	161,045
Brad Feller	40,000		303,206	3,875	40,261

(1)	The RSUs vested and were released on April 1, 2013 at $10.39 per share.
(2)	All of such shares were acquired pursuant to an option award that would have expired on December 26, 2013 if not exercised.
(3)	2,518,332 of such shares were acquired pursuant to an option award that would have expired on December 26, 2013 if not exercised.

Employment Contracts and Change-in-Control Arrangements

During fiscal 2014, we did not have any employment agreements with any of our named executive officers, nor do we have any compensatory plan or arrangement that would result in any payments to any named executive officers upon such officer’s resignation, retirement or other termination or from a change-in-control. Any of our named executive officers may resign at any time and the employment of any named executive officer may be terminated at any time by our board of directors. Upon such resignation or termination, our executive officers would be entitled to receive earned but unpaid salary and bonus and accrued but unused vacation pay.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares as of April 2, 2014, except as noted otherwise, for:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding shares;

•	each of our directors and nominees for director;

•	each of our named executive officers named in the Summary Compensation Table on page 40 of this proxy statement; and

•	all directors and current executive officers as a group.

Unless otherwise indicated, the address of each of the beneficial owners is c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054.

	Shares Beneficially Owned(1)
Name	Number	Percent**
5% Shareholders:
Greenlight Capital, Inc. (2)	44,289,000	8.7%
140 East 45th Street
New York, NY 10017
Kohlberg Kravis Roberts & Co. L.P. (3)	33,641,300	6.6%
9 West 57th Street, Suite 4200 New York, NY 10019

Directors and Named Executive Officers:
Dr. Sehat Sutardja (4)	68,742,757	13.5%
Weili Dai (4)	68,742,757	13.5%
Mike Rashkin (5)	3,726	*
Dr. Zining Wu (6)	138,871	*
Dr. Pantas Sutardja (7)	36,914,826	7.3%
Brad D. Feller (8)	12,651	*
Dr. Juergen Gromer (9)	134,855	*
Dr. John G. Kassakian (10)	124,946	*
Arturo Krueger (11)	196,946	*
Dr. Randhir Thakur (12)	35,000	*
Directors and current executive officers as a group (8 persons) (13)	69,375,151	13.6%

*	Less than one percent.
**	The percentage of beneficial ownership for the following table is based on 507,313,187 shares outstanding on April 2, 2014.
(1)	Unless otherwise indicated, to our knowledge, all persons listed have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under applicable law. The number of shares beneficially owned by each shareholder is determined in accordance with the rules of the SEC and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares with respect to which the shareholder has sole or shared voting or investment power and any shares that the shareholder has a right to acquire within 60 days after April 2, 2014 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding shares, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares. Unless otherwise noted, the amounts shown are based on information furnished by the people named.
(2)	Based solely on information on a Schedule 13G/A filed with the SEC on February 14, 2014 by Greenlight Capital, Inc. (“Greenlight Inc.”), DME Advisors, LP (“DME Advisors”), DME Capital Management, LP

(“DME CM”), DME Advisors GP, LLC (“DME GP” and together with Greenlight Inc., DME Advisors and DME CM, “Greenlight”), and David Einhorn, the principal of Greenlight, reporting ownership as of December 31, 2013. The Schedule 13G/A reports that DME GP is the general partner of DME Advisors and of DME CM. The Schedule 13G/A further reports that (A) Greenlight Inc. may be deemed the beneficial owner of an aggregate of 27,962,360 common shares, (B) DME Advisors may be deemed the beneficial owner of an aggregate of 7,041,700 common shares, (C) DME CM may be deemed the beneficial owner of an aggregate of 9,022,340 common shares, and (D) DME GP may be deemed the beneficial owner of an aggregate of 16,064,040 common shares, and (E) Mr. Einhorn may be deemed the beneficial owner of an aggregate of 44,289,000 common shares.
(3)	Based solely on information reported on a Schedule 13D filed with the SEC on December 30, 2013 by Compass Holdings L.P. (“Compass Holdings”), Compass Holdings GP Limited (“Compass Holdings GP”), Compass Holdings II L.P. (“Compass Holdings II”), Compass Holdings GP II Limited (“Compass Holdings GP II”), KKR North America Fund XI (AIV 1) L.P. (“KKR North America Fund XI”), KKR Associates North America XI L.P. (“KKR Associates North America XI”), KKR North America XI Limited, KKR Fund Holdings LP (“KKR Fund Holdings”), KKR Fund Holdings GP Limited, (“KKR Fund Holdings GP”), KKR Group Holdings L.P., (“KKR Group Holdings”), KKR Group Limited (“KKR Group”), KKR & Co. L.P. (“KKR & Co.”), KKR Management LLC (“KKR Management”), Henry R. Kravis and George R. Roberts. The Schedule 13D reports that (A) Compass Holdings GP is the general partner of Compass Holdings; (B) Compass Holdings GP II is the general partner of Compass Holdings II; (C) KKR North America Fund XI is the sole shareholder of each of Compass Holdings GP and Compass Holdings GP II; (D) KKR Associates North America XI is the general partner of KKR North America Fund XI; (E) KKR North America XI Limited is the general partner of KKR Associates North America XI; (F) KKR Fund Holdings is the sole member of KKR North America XI Limited; (G) KKR Fund Holdings GP is a general partner of KKR Fund Holdings; (H) KKR Group Holdings is the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings; (I) KKR Group is the general partner of KKR Group Holdings; (J) KKR & Co. is the sole shareholder of KKR Group; (K) KKR Management is the general partner of KKR & Co.; and (L) Messrs. Kravis and Roberts are officers and the designated members of KKR Management. The Schedule 13D further reports that (A) Compass Holdings may be deemed the beneficial owner of an aggregate of 22,000,000 common shares, (B) Compass Holdings GP may be deemed the beneficial owner of an aggregate of 22,000,000 common shares, (C) Compass Holdings II may be deemed the beneficial owner of an aggregate of 11,641,300 common shares, (D) Compass Holdings GP II may be deemed the beneficial owner of an aggregate of 11,641,300 common shares, (E) KKR North America Fund XI may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (F) KKR Associates North America XI may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (G) KKR North America XI Limited may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (H) KKR Fund Holdings may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (I) KKR Fund Holdings GP may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (J) KKR Group Holdings may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (K) KKR Group may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (L) KKR & Co. may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (M) KKR Management may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, (N) Mr. Kravis may be deemed the beneficial owner of an aggregate of 33,641,300 common shares, and (O) Mr. Roberts may be deemed the beneficial owner of an aggregate of 33,641,300 common shares.
(4)	Consists of 2,838,300 shares subject to stock options held by Dr. Sehat Sutardja that Ms. Dai may be deemed to have beneficial ownership of and 935,000 shares subject to stock options held by Ms. Dai that Dr. Sehat Sutardja may be deemed to have beneficial ownership of and that are currently exercisable or will become exercisable within 60 days after April 2, 2014; 46,716,123 shares held jointly by Dr. Sehat Sutardja and Ms. Dai, of which Dr. Sehat Sutardja and Ms. Dai share voting and dispositive power; and 18,253,334 shares held by The Sutardja Family Partners, a California family limited partnership, of which Dr. Sehat Sutardja and Ms. Dai are the general partners and share voting and dispositive power. Dr. Sehat Sutardja and Ms. Dai are husband and wife.

(5)	Includes 2,500 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.
(6)	Includes 80,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.
(7)	Dr. Pantas Sutardja served as our Chief Technology Officer until January 14, 2014 and remained as a nonexecutive employee through February 28, 2014. The beneficial ownership table reflects the number of shares owned by Dr. P. Sutardja as of the date of his departure.
(8)	Mr. Feller served as our Chief Financial Officer and Secretary until December 10, 2013. The beneficial ownership table reflects the number of shares owned by Mr. Feller as of the date of his departure.
(9)	Includes 120,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.
(10)	Includes 108,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.
(11)	Includes 182,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.
(12)	Includes 25,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.
(13)	Includes 4,290,800 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 2, 2014.

RELATED PARTY TRANSACTIONS

The nominating and governance committee is responsible for review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. Under SEC rules and our written policy, a “related person” is a director, officer, nominee for director, or 5% shareholder since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of related transactions in which Marvell or a subsidiary is a participant, the amount involved exceeds $120,000 in any calendar year and a related person has a direct or indirect material interest. Pursuant to our policy, the following transactions will not be deemed to be related person transactions requiring approval by the nominating and governance committee:

•

Employment of executive officers. Any employment by us of an executive officer of Marvell if: (a) the related compensation is required to be reported in our proxy statement under SEC compensation disclosure rules; or (b) the executive officer is not an immediate family member of another executive officer or director of our company, and the related compensation would have been reported in our proxy statement under SEC compensation disclosure rules if the executive officer was a “named executive officer,” and the ECC approved (or recommended that our board of directors approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under SEC compensation disclosure rules.

•

Certain transactions with other companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues.

•

Transactions where all shareholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis (e.g., dividends).

•	Transactions involving competitive bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

•

Regulated transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Certain banking-related services. Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	Other Transactions. Any other transaction where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K, as may be amended from time to time.

Marvell International Ltd., a direct subsidiary (“MIL”) is party to a technology license agreement with VeriSilicon Holdings Co., Ltd. (“VeriSilicon”), which has been amended various times since its assumption by MIL to include additional technology beyond the scope of the original agreement and is renewable annually. MIL assumed this technology license agreement between VeriSilicon and UTStarcom, Inc. after our acquisition of the semiconductor business of UTStarcom in December 2005. In addition, in September 2010, MIL entered into a services agreement with VeriSilicon, pursuant to which VeriSilicon provides design support services to MIL on various projects. In connection with all of its transactions with VeriSilicon, MIL paid $2.0 million to VeriSilicon during fiscal 2014. As of May 3, 2014, MIL had approximately $0.7 of liability to VeriSilicon. Weili Dai’s brother (and Dr. Sehat Sutardja’s brother-in-law) is the Chairman, President and Chief Executive Officer of VeriSilicon. Ms. Dai is also a shareholder of VeriSilicon. Ms. Dai is our President and Dr. Sehat Sutardja is our Chief Executive Officer. Dr. Sehat Sutardja and Ms. Dai are husband and wife.

In December 2009, MIL entered into a technology license agreement with Vivante Corporation (“Vivante”) that provides for the license of graphics technology and associated services. This agreement restates, expands and succeeds previous agreements between the parties for the same technology. In December 2012, the parties renewed this technology license agreement for another three years. The total amount of the license fee was approximately $13.0 million (to be paid over three years) and ten percent for support fees (to be paid over three years). In February 2012, the parties entered into a services agreement, pursuant to which Vivante agreed to provide support services to MIL. In connection with all of its transactions with Vivante, MIL paid $2.0 million to Vivante during fiscal 2014. As of May 3, 2014, MIL had approximately $8.7 million of liability to Vivante (which includes amounts payable on renewal of the technology license agreement). Dr. Sehat Sutardja and Ms. Dai, through their ownership and control of Estopia LLC, are indirect shareholders of Vivante. In addition, Dr. Sehat Sutardja is also a direct shareholder and chairman of the board of directors of Vivante. Ms. Dai’s brother (and Dr. Sehat Sutardja’s brother-in-law) is the Chief Executive Officer of Vivante.

Indemnification Arrangements

We have agreed to indemnify certain current and former directors, officers and employees of us and our subsidiary Marvell Semiconductor, Inc. for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to our past stock option granting practices. Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse us in the event that it is subsequently determined that the individual is not entitled to indemnification under the Bye-Laws or applicable law. In addition, we have agreed to indemnify Dr. Sehat Sutardja for reasonable fees and expenses that he may incur in challenging potential state and federal tax liabilities under Section 409A arising from his exercise of an option for our common shares.

We have also entered into a standard form of indemnification agreement with each of our named executive officers and directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended February 1, 2014. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the information by reference in such filing.

The Audit Committee has reviewed and discussed our audited financial statements with management. The audit committee has reviewed and discussed the audited financial statements with PricewaterhouseCoopers, including such items as are required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee has received from the independent registered public accounting firm, PricewaterhouseCoopers, the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the audit committee has discussed with PricewaterhouseCoopers the independence of the independent registered public accounting firm.

After review of the discussions and written correspondence described above, as well as such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to our board of directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014. The audit committee re-appointed PricewaterhouseCoopers as our independent registered public accounting firm for the year ending January 31, 2015, subject to our shareholders approving such appointment at the 2014 annual general meeting of shareholders.

The Audit Committee

Dr. Juergen Gromer, Chairman

Arturo Krueger

Dr. John G. Kassakian

Dr. Randhir Thakur

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement beginning on page 21. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole.

The ECC oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. Our primary business objective is to create long-term value for our shareholders. To achieve this objective, the executive compensation program is intended to achieve five primary objectives:

•	Market Competitive: Provide a market-competitive level of total compensation opportunity that reflects the individual executive’s role and ability to impact business performance.

•	Performance-Based: Establish an explicit link between compensation and both overall business results and individual performance.

•	Long-Term Focused: Promote a long-term focus for our named executive officers through incentive compensation.

•	Aligned with Shareholders: Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value.

•	Equity Stake: Share the enterprise value created by our named executive officers and employees through distribution of equity to key employees.

The ECC believes that both the elements and level of fiscal 2014 compensation for executive officers is consistent with the five primary objectives contained in our compensation philosophy as well as the overall goal of emphasizing sustained share price growth. In particular, the ECC believes that the structure and level of our fiscal 2014 compensation is linked to our business performance. Before casting your vote on this proposal, please carefully review the Compensation Discussion and Analysis to understand how our named executive officer compensation is designed.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual general meeting:

“RESOLVED, that, on an advisory and non-binding basis, the compensation of Marvell’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures be and is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on us, the ECC or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the ECC will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our ECC value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders concerns and the ECC will evaluate whether any actions are necessary to address those concerns.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 2.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR Proposal No. 2. Assuming the presence of a quorum, the required vote is the affirmative vote of a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 3: RE-APPOINTMENT OF AUDITORS AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX REMUNERATION

In accordance with Section 89 of the Companies Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm, and to authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm. At the annual general meeting, shareholders will be asked to re-appoint PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorize the audit committee to fix the remuneration of the auditors and independent registered public accounting firm for the fiscal year ending January 31, 2015.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR Proposal No. 3.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the re-appointment of PricewaterhouseCoopers and the authorization of the audit committee to fix its remuneration. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome. In the event that the shareholders do not re-appoint PricewaterhouseCoopers at the annual general meeting, the existing auditors and independent registered public accounting firm shall hold office until a successor is appointed in accordance with Bermuda law and the Bye-Laws.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers have been our auditors and independent registered public accounting firm for the financial statements for each year since the year ended January 31, 1998. Representatives of PricewaterhouseCoopers are expected to be present at the annual general meeting, and they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions from shareholders.

Fees Paid to PricewaterhouseCoopers LLP

In addition to retaining PricewaterhouseCoopers to audit the consolidated financial statements for fiscal 2014, we have retained PricewaterhouseCoopers to provide certain other professional services in fiscal 2014. The aggregate fees billed for all services by PricewaterhouseCoopers in fiscal 2014 and fiscal 2013 were as follows:

Audit Fees

The aggregate audit fees for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements was $2,867,835 and $2,856,696 for fiscal 2014 and 2013, respectively.

Audit-Related Fees

The aggregate audit-related fees for each of the last two fiscal years for assurance and related services rendered by PricewaterhouseCoopers that were reasonably related to the performance of the audit or review of our financial statements was $12,182 and $2,021 for fiscal 2014 and 2013, respectively. The audit-related services included procedures to support local statutory requirements and certain due diligence related to acquisitions.

Tax Fees

The aggregate tax fees for each of the last two fiscal years for professional services rendered by PricewaterhouseCoopers that were related to tax advice, tax compliance and foreign tax matters was $41,786 and $34,328 for fiscal 2014 and 2013, respectively.

All Other Fees

The aggregate all other fees for each of the last two fiscal years for services and products rendered by PricewaterhouseCoopers other than those reported in the categories above was $1,800 and $1,800 for fiscal 2014 and for fiscal 2013, respectively. The nature of the other services included subscription to an accounting regulatory database.

Policy on Pre-Approval and Procedures

The engagement of PricewaterhouseCoopers for non-audit accounting and tax services performed for us is limited to those circumstances where these services are considered integral to the audit services that PricewaterhouseCoopers provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the company engages PricewaterhouseCoopers after May 6, 2003 require pre-approval by the audit committee. All audit and permitted non-audit service fees were approved by the audit committee.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2015 ANNUAL GENERAL MEETING

Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2015 annual general meeting of shareholders, we must have received the written proposal by such shareholder at the mailing address of our business offices set forth below, no later than January 20, 2015. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-Laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with the Bye-Laws. In accordance with Sections 12(3)(b), 12(3)(c), 12(4) and 34 of the Bye-Laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information. To be timely, a shareholder’s written notice must be received by us not less than 60 nor more than 180 days prior to the date set for the annual general meeting of shareholders (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year’s annual general meeting of shareholders). To comply with the Bye-Laws, a shareholder must provide appropriate notice to us no earlier than January 2, 2015 and no later than May 2, 2015. The notice must contain the name and business background of any person being nominated by such shareholder as a director and all material information on any proposal, statement or resolution to be put to the meeting and details of the shareholder submitting the proposal, statement or resolution, as well as other information that may be specified by our board of directors and the Bye-Laws as then in effect. Our board of directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-Laws and whether any such proposal will be acted upon at the annual general meeting of shareholders.

All shareholder proposals or nominations pursuant to this section may be sent to our Assistant Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, our officers and directors and persons who beneficially own more than 10% of our shares are required to file with the SEC and furnish to us reports of ownership and change in ownership with respect to all our equity securities.

Based solely on our review of the copies of such reports received by us during or with respect to the fiscal year ended February 1, 2014, and representations from such reporting persons, we believe that our officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to such individuals.

HOUSEHOLDING — SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our shareholders will be “householding” our annual report and proxy materials, including the Notice. A single Notice and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, annual report and other proxy materials, you may write or call our Investor Relations department at 5488 Marvell Lane, Santa Clara, CA 95054, telephone number (408) 222-8373.

Any shareholders who share the same address and currently receive multiple copies of our Notice or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

OTHER MATTERS

At the time of preparation of this proxy statement, we are not aware of any other matters to be brought before the annual general meeting. No eligible shareholder had submitted notice of any proposal before the printing and mailing of this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

ANNUAL REPORT ON FORM 10-K

YOU MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 1, 2014, BY SENDING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS: MARVELL SEMICONDUCTOR, INC., 5488 MARVELL LANE, SANTA CLARA, CALIFORNIA 95054, ATTN: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.MARVELL.COM.

BY ORDER OF THE BOARD OF DIRECTORS,

DR. SEHAT SUTARDJA

Chairman of the Board of Directors and

Chief Executive Officer

Santa Clara, California

May 19, 2014

Annex A

Marvell Technology Group Ltd.

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands, except percentages)

FY 2014
Net Revenue	$3,404,400
GAAP Operating Income	$280,691
Stock-based compensation	155,873
Acquisition-related costs (1)	(62)
Amortization and write-off of acquired intangible assets	44,153

Modified Non-GAAP Operating Income	480,655
Percentage of revenue	14.1%
Restructuring and other exit related (2)	7,288
Legal/Tax related matters (3)	14,728
Gain from sale of a product line	(6,975)

Non-GAAP Operating Income	$495,696

Percentage of revenue	14.6%
GAAP Weighted average shares — diluted	504.413
Non-GAAP adjustment	14,515

Non-GAAP Weighted average shares — diluted	518,928

GAAP net cash provided by operating activities	$448,039
Less:
Purchases of technology licenses	25,058
Purchases of property and equipment	66,593

Free cash flow (4)	356,388

Percentage of revenue	10.5%

(1)	Acquisition-related costs include the amortization of retention bonuses required by the terms of an acquisition and the release of a $1.5 million liability for contingent milestone that was not met during fiscal 2014.
(2)	Restructuring and other exit-related costs include costs that qualify under U.S. GAAP as restructuring costs, as well as operating expenses related to assets classified as held-for-sale that did not qualify as discontinued operations.
(3)	Legal/Tax related matters include settlement fees related to litigation matters. The amounts recorded do not relate to Marvell’s litigation with Carnegie Mellon University.
(4)	Free cash flow is defined as cash flow from operations, less capital expenditures and purchases of intellectual property licenses reported under investing and financing activities in the consolidated statement of cash flows.

A-1

The Annual General Meeting of Shareholders of

Marvell Technology Group Ltd.

will be held at the

Hyatt Regency Hotel,

5101 Great America Parkway,

Santa Clara, California 95054

on

Tuesday, July 1, 2014

at 4:00 p.m. Pacific time

MARVELL TECHNOLOGY GROUP LTD. CANON’S COURT

22 VICTORIA STREET

HAMILTON HM 12 BERMUDA

SUBMIT YOUR PROXY BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

SUBMIT YOUR PROXY BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS.

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO INSTRUCT YOUR PROXY TO VOTE, MARK BLOCKS BELOW IN BLUE

OR BLACK INK AS FOLLOWS:

M75249-P50663

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MARVELL TECHNOLOGY GROUP LTD.

AT THE ANNUAL GENERAL MEETING, THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSALS 1, 2, AND 3.

For purposes of Proposal 1 only, an “Abstain” will have the same effect as a vote “Against”.

Annual General Meeting

Election of Directors

1. Nominees:

For Against Abstain

For Against Abstain

1a. Dr. Sehat Sutardja

2. Advisory vote to approve named executive officer compensation.

1b. Dr. Juergen Gromer

3. To re-appoint PricewaterhouseCoopers LLP as our auditors

and independent registered public accounting firm, and to authorize the audit committee, acting on behalf of the

1c. Dr. John G. Kassakian board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for the fiscal year ending January 31, 2015.

1d. Arturo Krueger Vote on Other Matters

1e. Dr. Randhir Thakur

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual General Meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company.

This Proxy, when properly executed, will be voted in accordance with the

To change the address on your account, please check the box at instructions given above. If no instructions are given, this Proxy will be voted the right and indicate your new address in the space provided “FOR” the election of all of the Director nominees listed in Proposal 1, on the back where indicated. Please note that changes to the “FOR” Proposal 2, and “FOR” Proposal 3 at the Annual General Meeting. registered names on the account may not be submitted via this method.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend the Annual General Meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MARVELL TECHNOLOGY GROUP LTD.

JULY 1, 2014

Please date, sign and mail this proxy card in the postage-paid return-addressed envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.marvellproxy.com.

Please detach along perforated line and mail in the envelope provided.

M75250-P50663

MARVELL TECHNOLOGY GROUP LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JULY 1, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sehat Sutardja, Ph.D. and Michael Rashkin, and each of them, with full power of substitution, as proxies to represent the undersigned and vote as designated on the reverse side, all the common shares of Marvell Technology Group Ltd. held of record by the undersigned on Friday, May 2, 2014 at the Annual General Meeting of Shareholders to be held at 4:00 p.m. (Pacific time) at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, California 95054 on Tuesday, July 1, 2014, or any adjournment or postponement thereof.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side